Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Joint Venture and Licence Agreement
Neuren Pharmaceuticals Limited ABN 72 111 496 130 Acadia Pharmaceuticals Inc

Joint Venture and Licence Agreement

Table of Contents

Details		1
1	Definitions and interpretation	2
1.1	Definitions	2
1.2	Words and expressions	13
2	Term	14
3	Joint Venture	14
3.1	Establishment of JV	14
3.2	Contributions to JV	15
3.3	Sharing of proceeds of JV	15
4	Licences	15
4.1	Amendment and restatement of Trofinetide Licence	15
4.2	Grant of NNZ-2591 Licence	15
4.3	Rights personal to ACADIA	16
4.4	Section 365(n) of the Bankruptcy Code	16
4.5	Manufacturing rights	16
4.6	No Implied Licence	17
4.7	Failure to Develop or Commercialize	17
4.8	Technology Transfer and Cooperation for NNZ-2591 (Non-Manufacturing)	18
5	Joint Steering Committee	19
5.1	Establishment and function	19
5.2	Membership	20
5.3	Meetings	20
5.4	Decision making process	20
5.5	Alliance Managers	22
5.6	Exchange of Information	22
5.7	CMC	23
6	Trofinetide	23
6.1	Development Activities	23
6.2	New Indication	24
7	NNZ-2591	25
7.1	Development Activities – NNZ-2591	25
7.2	Manufacturing and non-indication specific studies – NNZ‑2591	25
8	FDA and other Approvals	27
8.1	Regulatory Approvals	27
8.2	Rights to Data	28
9	Regulatory Compliance	29
10	Commercialization	30
10.1	Commercial launch	30
10.2	Commercialization in the Field in the Territory	30
10.3	Commercialization of Trofinetide Product	30
10.4	Actions	30
10.5	Commercialization Obligations	31
10.6	Marketing and sale	31
10.7	Promotional Materials	31
11	JV Obligations of loyalty and exclusivity	32
11.1	Commercialization through JV	32
11.2	Limit on party’s rights to sell, supply or export Product	33
12	Warranties by ACADIA	34
12.1	ACADIA representations	34
12.2	Exclusion	35
13	Warranties by Neuren	36
13.1	Neuren representations	36

13.2	Exclusion	37
14	Sub-Licences	37
14.1	Appointment	37
14.2	Compliance with sub-licence	38
14.3	Responsibility of ACADIA	38
14.4	Sublicence to Affiliates	38
14.5	Sub-Licensee royalties	38
14.6	Sublicences by Neuren	38
15	Fees and Royalties	38
15.1	Payment of the Fees	38
15.2	Priority review voucher	38
15.3	Royalties	39
15.4	Translation of Foreign Currency Sales	39
15.5	Payment	39
15.6	Tax	40
15.7	Fully Paid Licences	40
16	Default interest	40
16.1	ACADIA to pay interest	40
16.2	Calculation of interest	40
16.3	Other remedies unaffected	40
17	ACADIA to keep accounts and records	40
18	Confidential Information	41
18.1	Confidential Information to be kept confidential	41
18.2	Prior consent	41
18.3	Disclosure to employees and contractors	41
18.4	Compliance by employees and contractors	41
18.5	Reasonable steps and precautions	41
18.6	Uncertainty as to confidentiality	42
18.7	Unauthorised disclosure	43
18.8	Exceptions to obligations	43
18.9	Authorized disclosures	43
18.10	Survival of obligations	43
18.11	Publications	44
18.12	Prior agreements	45
18.13	Equitable Relief	45
19	Improvements	45
19.1	Improvements	45
19.2	Improvements solely made by Neuren	45
19.3	Improvements solely made by ACADIA	45
19.4	Improvements made jointly by Neuren and ACADIA	45
19.5	Execution of further documents	46
20	Prosecution and maintenance of Patents	46
20.1	Intention	46
20.2	Patents applied for as of the Commencement Date	46
20.3	Patents applied for after the Commencement Date	46
20.4	Obligations in respect of Patents	47
20.5	Cooperation; Secondary Party Step In Rights	47
21	Infringement of IP and Proceedings	48
21.1	Reporting infringement of Neuren IP	48
21.2	Allegations of invalidity of Neuren IP	48
21.3	Conduct of proceedings with respect to Neuren IP	48
21.4	Infringement of Third Party rights	50
22	Termination	50
22.1	Termination by Neuren	50
22.2	Termination by ACADIA	51
22.3	Termination by either party for breach	51
23	Rights on Termination	51
23.1	Termination without prejudice to rights or obligations of parties	51
23.2	Effect of any termination	51

23.3	Additional effect of termination under clause 22.2 or by Neuren under clause 22.1 or 22.3	52
23.4	Survival	54
24	Liability, Indemnity and Insurance	54
24.1	ACADIA and Neuren liability	54
24.2	Indemnity by ACADIA	54
24.3	Indemnity by Neuren	55
24.4	Indemnification Procedures	55
24.5	No liability for consequential loss	55
24.6	Product recall	56
25	Publicity	56
26	Force majeure	57
27	Notices	57
27.1	Method	57
27.2	Receipt	57
27.3	Address of parties	57
28	Disputes	58
28.1	No arbitration or court proceedings	58
28.2	Notice	58
28.3	Initial Period	58
28.4	Final Resolution	58
28.5	Costs	59
29	General	59
29.1	Entire agreement	59
29.2	Paramountcy of Agreement	59
29.3	No merger	59
29.4	Amendment	59
29.5	Assignment; Change of Control	59
29.6	Severability	60
29.7	Waiver	60
29.8	Rights, remedies additional	60
29.9	Further assurances	60
29.10	Costs	60
29.11	Electronic execution and delivery of Agreement	60
29.12	Counterparts	60
29.13	Initial Licence	60
29.14	Governing law and jurisdiction	60
Schedule 1	Fee Schedule	62
Schedule of Patents and Patent Applications		73
EXHIBIT A - DEFINITION OF COMPOUND		74
Signing Page		75

Joint Venture and Licence Agreement

Details

Date	……………………………………………………………………………13 July 2023
Parties	Neuren Pharmaceuticals Limited ABN 72 111 496 130 (Neuren) of Suite 201, 697 Burke Road, Camberwell, Victoria 3124, Australia
ACADIA Pharmaceuticals Inc (ACADIA) of 12830 El Camino Real, Suite 400, San Diego, California 92130, USA
Background

A Neuren is the owner of the Neuren IP and is entitled to grant ACADIA a licence to use the Neuren IP.

B On 6 August 2018, Neuren granted ACADIA an exclusive licence to use the Trofinetide IP to make, use, sell, offer for sale, import, manufacture, market, promote, and distribute the Trofinetide Compound and any Trofinetide Product within the Trofinetide Field within the Initial Territory (Initial Licence).

C Subject to the terms and conditions of this Agreement, the parties have agreed to enter into a joint venture for:

(a) the global commercialization and development of the Trofinetide IP, Trofinetide Compound and Trofinetide Product within the Trofinetide Field; and

(b) the global commercialization and development of NNZ-2591 IP, NNZ-2591 Compound and NNZ‑2591 Product within the NNZ‑2591 Field.

D To enable the JV to be established and operate as intended:

(i) the parties have agreed to amend and restate the Initial Licence, including to extend the territory in which the Initial Licence operates to include the New Territory; and

(ii) Neuren has agreed to grant to ACADIA an exclusive licence to use the NNZ-2591 IP to make, use, sell, offer for sale, import, manufacture, market, promote, and distribute the NNZ-2591 Compound and any NNZ-2591 Product within the NNZ-2591 Field within the Territory.

E This Agreement sets out the terms and conditions which govern the joint venture, the amended and restated terms and conditions of the Initial Licence and the terms and conditions which govern the licence in respect of NNZ-2591 IP.

AGREED TERMS

1 Definitions and interpretation

1.1 Definitions

In this Agreement, unless expressly provided otherwise:

Affiliate

means, with respect to a party to this Agreement, any person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with that party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of 50% or more of the voting stock of such entity, or by contract or otherwise.

Agreement	means this agreement, including the recitals, any schedules and any annexures.
Alliance Manager	has the meaning given to that term in clause 5.5(a)
Business Day	means a day other than a Saturday, Sunday or public holiday in Melbourne, Victoria, or San Diego, California (as appropriate).
Change of Control of any Party

means any of the following:

(a) either

(i) a Third Party acquires directly or indirectly the beneficial ownership of voting securities of such Party; or

(ii) the beneficial ownership by a Third Party of voting securities of such Party is increased through stock redemption, cancellation or other recapitalization,

in either case of paragraph (a)(i) or (a)(ii), where

(A) such Third Party is, directly or indirectly, the beneficial owner of voting securities representing less than 50% of the total voting power of all of the then-outstanding voting securities of such Party immediately prior to such acquisition or increase; and

(B) immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then-outstanding voting securities of such Party;

(b) the consummation of a merger, consolidation, recapitalization, or reorganization of such Party, in which transaction the beneficial owners of outstanding voting securities of such Party immediately prior to such transaction do not beneficially own, directly or indirectly, at least 50% of the total voting power of all of the then-outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction;

(c) the stockholders or equity holders of such Party approve a plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or a substantial portion of such Party’s assets, other than pursuant to the transaction as described above or to an Affiliate; or

(d) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets, including those relating to the Compound and Product.

CMC	means chemistry manufacturing and controls.
Commencement Date	means the date of execution of this Agreement by the last party to execute it.
Commercialize and Commercialization

means all activities undertaken with respect to or in support of the marketing, promotion, selling, offering for sale, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering the applicable Product to customers) of any Product, including Manufacturing Product for commercial sale, planning, market research, Pre-Marketing, sales force efforts, detailing, advertising, educating, marketing, the creation and approval of Promotional Materials, promoting, importing, exporting, sales, distributing, pricing, customer and government contracting, and medical affairs, including post-marketing safety surveillance and reporting, medical education, medical information, clinical science liaison activities, health economics and outcomes research, publications and investigator initiated research studies.

Commercially Reasonable Efforts

means, in respect of a party, those efforts and resources consistent with the usual practices of that party in pursuing the Development or Commercialization of its own pharmaceutical products that are of similar market potential as the Compound or the relevant Product, taking into account all relevant factors including product labelling or anticipated labelling, present and future market potential, past performance of the Compound or the relevant Product and such party’s other pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due, and considering, without limitation, the following factors in assessing the efforts and resources used by such party:

(a) prompt assignment of responsibility for the relevant obligation to appropriate personnel who are responsible for monitoring progress on an on-going basis;

(b) establishment and measurement of achievement of objectives for carrying out such obligations; and (c) allocation of resources designed to allow progress with respect to such objectives.
Compound	means any Trofinetide Compound or NNZ‑2591 Compound.
Confidential Information

means confidential documents, technology, Know-how or other information (whether or not patentable) actually disclosed or made available by one party or its Affiliates to the other party or its Affiliates pursuant to this Agreement or the Prior Confidentiality Agreement, including without limitation all confidential information regardless of form that relates to the disclosing party, its Affiliates, and their businesses or affairs, any Methodology and any Know-how transferred from one party to the other party pursuant to clauses 4.8 or 7.2.

Control

means, with respect to any Patent, Know-how, trademark or other intellectual property rights, ownership or possession by a party or any of its Affiliates of the ability (without taking into account any rights granted by one party to the other party under the terms of this Agreement) to grant access, a licence or a sublicence to such Patent, Know-how, trademark or other intellectual property right without violating the terms of any agreement or other arrangement with, or necessitating the consent of, any Third Party, at such time that the party would be first required under this Agreement to grant the other party such access, licence or sublicence.

Development	means all activities described in clause 6.1 for the Trofinetide Compound and clause 7.1 for the NNZ‑2591 Compound, and otherwise conducted in pursuit of new and revised Marketing Authorisations.
Development Milestone Fees	means the development milestone fees specified in clause 2 of the Fee Schedule.
EMA Region	means all of the European Union member states as of the Commencement Date.
Encumbrance

means any mortgage, lien, hypothecation, charge (whether fixed or floating), bill of sale, caveat, pledge, claim, trust arrangement, preferential right, right of set-off, title retention or other form of encumbrance.

Exclusivity Period

means, on a country by country basis in the Territory and Product by Product basis, the period commencing on the Commencement Date and ending on the latest to occur of:

(a) the date of expiry of the last Valid Claim that would be infringed by an authorised sale of the relevant Product in the relevant country;

(b) the date of expiry of the term of any data exclusivity right in such country; and

(c) 10 years after the date of the First Commercial Sale of the Product in such country
FDA	means the United States of America Food and Drug Administration or its successor.
FDA Approval	means the approval by the FDA for a New Drug Application made in respect of any Product.
Fees	means the Upfront Fee, the Development Milestone Fees, the Sales Milestone Fees and the Sub-Licensee Fees.
Field	means, in respect of: (a) Trofinetide Compound and Trofinetide Product, the Trofinetide Field; and (b) NNZ‑2591 Compound and NNZ‑2591 Product, the NNZ‑2591 Field.
First Commercial Sale

means, for a Product, the first sale or transfer of that Product in a region or other regulatory jurisdiction in the Territory by or on behalf of ACADIA or its Affiliate or its Sub-Licensee to a Third Party, other than for evaluation, research or clinical trial purposes or any not-for-profit or compassionate uses, in exchange for cash or some equivalent to which value can be assigned, and following receipt in that part of the Territory of all Marketing Authorisations and other approvals necessary to sell or transfer that Product in that part of the Territory.

Generic Product

means, on a Product-by-Product and country-by-country basis, any pharmaceutical product sold by a Third Party, other than as a Sub-Licensee to this Agreement that:

(a) contains the same active ingredients as the applicable Product, in the same dosage form (e.g., oral) as the applicable Product;

(b) is approved by the regulatory authority in such country as a substitutable generic for such Product; or

(c) is approved in the applicable field by a regulatory authority pursuant to an NDA (or an equivalent application for regulatory approval filed outside the U.S.), contains the active ingredients in the Product, and relies on the finding of safety and/or effectiveness in the regulatory approval of the Product.

Government Agency

means:

(a) a government or government department;

(b) a governmental, semi-governmental, regulatory or judicial entity or authority; or

(c) a person (whether autonomous or not) who is charged with the administration of a law.

Improvements	means any improvement, modification, adaption, innovation or invention specifically relating to any Compound, any Product,

Methodology or the Neuren IP, whether patentable or not, discovered, made, conceived or generated in the course of activities conducted by or on behalf of a party or its Affiliates (or jointly by both parties or their Affiliates) pursuant to this Agreement, including all Know-how in respect of same, and any test results and other data generated by or on behalf of any party or its Affiliates in respect of any Compound or Product or any Marketing Authorisation of any Product.

IND

means an Investigational New Drug Application filed with the FDA in the United States of America or a corresponding application filed with a Government Agency in any other country in the Territory, in each case together with all amendments and supplements thereto.

Infringement

means:

(a) any actual or alleged infringement by a Third Party of any part of the Neuren IP, including pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application (i.e., an action under the Hatch-Waxman Act); or

(b) any person alleging that use or exploitation of any part of the Neuren IP infringes any rights of that person.

Initial Territory	means, subject to clause 23.2(d), the United States, Canada and Mexico.
Intellectual Property Rights

means all intellectual and industrial property rights of whatever nature (whether or not registered or registrable) including, but not limited to:

(a) patents, copyrights, designs, trademarks, trade secrets, Know-how and the right to have Confidential Information kept confidential; and

(b) any application or right to apply for registration of any of the rights in paragraph (a) and all renewals and extensions of those rights.

Joint Improvement	means an Improvement made or acquired jointly by Neuren and ACADIA in accordance with clause 19.4.
JSC	means the Joint Steering Committee established and operated in accordance with clause 5.1.
JV	means the joint venture between Neuren and ACADIA as described in clause 3.
Know-how

means any information, ideas, data, inventions, methods, processes, techniques, discoveries, works of authorship, results, trade secrets, technology, or materials, including formulations, molecules, assays, reagents, compounds, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form, including all regulatory documentation, but excluding any such information or materials publicly disclosed in Patents.
Manufacture

means all activities related to the manufacture, processing, formulation, filling, finishing, packaging, labelling, shipping, storage and handling of a Product, including manufacturing process development, process qualification and validation, scale-up, process improvements and optimization, product characterization, stability testing, quality assurance and quality control.

Manufacturing Costs

in respect of a Product means the fully allocated and burdened costs and charges incurred in connection with the Manufacture of that Product as determined in accordance with U.S. generally accepted accounting principles, or when referring to Neuren’s Manufacturing Cost, the New Zealand equivalent to International Financial Reporting Standards, and as consistently applied by the party selling the Product. Any indirect cost, or a proportion of it, must only be allocated to the relevant Product to the extent and in the proportion that is reasonable and clearly connected to the Manufacture of the Product, based on quantitative evidence (such as time sheets). Any intercompany transfer pricing markups, distribution costs and any costs not associated with Manufacturing of the Product will be excluded.

Marketing Authorisations

means the approval of a marketing authorisation application, or any equivalent authorisation, in respect of a Product in a Field that is made by a Government Agency located in the Territory and which, once granted, entitles a party to market and sell that Product in that Field in that part of the Territory and in respect of the United States of America, includes the FDA Approval. Marketing Authorisations do not include INDs.

Methodology

means the methodology developed by a party or its Affiliates, and any information related to such methodology provided to the other party by a party or its Affiliates from time to time (in whatever form), in each case relating to the design, Development, Manufacture, production or distribution of a Product, including any Improvements to such methodology.

NDA

means a New Drug Application filed with the FDA in the United States of America or a corresponding application filed with a Government Agency in any other country in the Territory, in each case together with all amendments and supplements thereto.

Net Revenue

means, with respect to a Product in a country or territory, the gross amount invoiced by ACADIA, ACADIA Affiliates and any Sub-Licensee to Third Parties, excluding any Sub-Licensee, for any sale or disposition of that Product in that country or territory (as applicable), less the following deductions to the extent that they are directly related and applicable to sales of the Product:

(a) trade, quantity and cash discounts allowed;

(b) commissions, discounts, refunds, rebates (including, but not limited to, wholesaler inventory management fees),

chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c) actual Product returns and allowances; and

(d) any tax imposed on the production, sale, delivery or use of that Product, including, without limitation, sales, use, excise or value added taxes provided that such tax is included in the gross invoiced amount and a bona fide deduction from gross invoiced sales in ACADIA’s external reporting of sales of that Product under U.S. Generally Accepted Accounting Principles (“US GAAP”).

Such amounts shall be determined from the books and records of ACADIA, ACADIA Affiliates and Sub-Licensees, maintained in accordance with US GAAP or, in the case of ACADIA Affiliates and Sub-Licensees, such similar accounting principles, consistently applied. ACADIA further agrees in determining such amounts, it will use ACADIA’s then current standard procedures and methodology, including ACADIA’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of ACADIA Affiliates and Sub-Licensees, such similar methodology, consistently applied.

For the purposes of calculating Net Revenues, sales or dispositions of Products among ACADIA, ACADIA Affiliates and Sub-Licensees intended for resale shall be excluded from the calculation of Net Revenues, but rather the sale of such Products by ACADIA, ACADIA Affiliates and Sub-Licensees to Third Parties that are not Sub-Licensees shall be included in the calculation of Net Revenues. Net Revenues shall exclude sale or distribution of Products, at or below the Manufacturing Cost, for use for marketing, regulatory, development or charitable purposes, such as clinical trials, compassionate use, named patient use, or indigent patient programs.

For Products which comprise a Compound and at least one other active ingredient, whether packaged together or in the same therapeutic formulation and in any dosage (“Combination Products”), the Net Revenues for such Combination Products shall be adjusted by multiplying the actual Net Revenues by the fraction A/(A+B) where A is the actual average of the invoice price (on a per unit basis) of the Product that is part of the Combination Product in the relevant country, if sold separately, and B is the sum of the actual average of the invoice price (on a per unit basis) of the other active component that is part of the Combination Product in the relevant country, if such other active component is sold separately. If the other component is not sold separately, then the actual Net Revenues shall be adjusted by multiplying the actual Net Revenues by the fraction A/C where A is the actual average of the invoice price (on a per unit basis) of the Product that is part of the Combination Product in the relevant country, if sold separately, and C is the actual average of the invoice prices (on a per unit basis) of the Combination Product in the relevant country. If neither of the foregoing applies, then ACADIA shall determine the Net Revenues of the Combination Product in good faith based on the respective values of the components of such Combination Product.
Neuren IP	means the Trofinetide IP and the NNZ-2591 IP.
New Indication	means an indication classified as a New Indication in accordance with clause 6.2(d), which has not ceased to be a New Indication in accordance with clause 6.2(e).
New Territory	means, subject to clause 23.2(d), the whole of the world excluding the Initial Territory.
NNZ-2591 Compound

means:

(a) NNZ-2591, having the structure set forth in Part B of Exhibit A, including all salts, esters, mixtures, hydrates, isomers, solvates, complexes, isotopologs, polymorphs, resinates, metabolites, impurities, or degradation products of NNZ‑2591; and

(b) Each of the other compounds that fall within the scope of the formulae set forth in the specifications of the NNZ-2591 Patents,

but excludes any Trofinetide Compound.

NNZ-2591 Field	means uses of the NNZ-2591 Compound or any NNZ-2591 Product solely in and for Rett Syndrome and Fragile X Syndrome and excludes any and all uses in and for any other indication.
NNZ-2591 IP

means all of the Intellectual Property Rights in or relating to the NNZ-2591 Compound or any NNZ-2591 Product owned or Controlled by Neuren or its Affiliates, including:

(a) the Patents,

(b) the Methodology,

(c) the Know-how; and

(d) any Improvements solely made or acquired by Neuren or its Affiliates during the Term,

in or relating to the NNZ-2591 Compound or any NNZ-2591 Product.

NNZ-2591 Patents

means:

(a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications that are:

(i) set out in Part B of the Schedule of Patents and Patent Applications; or

(ii) that are filed in accordance with clause 20.3 (which will be added to such schedule) or otherwise added to such schedule by agreement in writing between the parties; and

(b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

NNZ-2591 Product

means any product developed by or on behalf of Neuren or ACADIA containing a NNZ-2591 Compound as an active ingredient, alone or in combination with one or more other active pharmaceutical ingredient(s), in any dosage form or formulation.

Patents	means the Trofinetide Patents and the NNZ-2591 Patents.
Phase II Clinical Study

means a clinical study for a Product in humans conducted to evaluate the efficacy of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug, as described in 21 C.F.R. §312.21(b) or the equivalent regulation outside the United States (and any amended or successor regulations).

Phase III Clinical Study

means a human clinical trial for a Product, the principal purpose of which is to gather safety and efficacy data of one or more particular doses in patients being studied that is needed to evaluate the overall benefit and risk relationship of the Product, as more fully defined in 21 C.F.R. §312.21(c) or the equivalent regulation outside the United States (and any amended or successor regulations), and is intended to support approval of an NDA and labeling (or marketing authorisation application).

Pre-Marketing

means all sales and marketing activities undertaken prior to and in preparation for the launch of a Product in the Territory. Pre-Marketing will include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of that Product in a given country or other regulatory jurisdiction in the Territory.

Prior Confidentiality Agreement	means the Confidentiality Deed between Neuren and ACADIA dated […***…].

Product	means any Trofinetide Product or NNZ‑2591 Product.
Promotional Materials

means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than any Product labels and package inserts) for marketing, advertising and promoting of the Compound or any Product.

Proposal	has the meaning given in clause 6.2(a).
Primary Party	has the meaning given in clause 20.1.
Quarter	means each period of three consecutive months ending on 31 March, 30 June, 30 September or 31 December in any year.
Region	means any of the Initial Territory or Region A, Region B or Region C as defined in the Fee Schedule.
Regulatory

means all activities regarding filing for, obtaining and maintaining any IND, NDA or Marketing Authorisation, including those described in clause 9, in support of Development and Commercialization activities.

Regulatory Authority

means the federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, Manufacture, use, storage, import, promotion, marketing or sale of a Product in a country or jurisdiction, including, by way of example the FDA, the European Medicines Agency (EMA) and Japan’s Pharmaceuticals and Medical Devices Agency (PMDA).

Royalty

means the royalty payable by ACADIA to Neuren in respect of Products sold by ACADIA, ACADIA’s Affiliates and all Sub-Licensees as set forth in clause 15.3 and specified in clause 4 of the Fee Schedule.

Sales Milestone Fees	means the sales milestone fees specified in clause 3 of the Fee Schedule.
Secondary Party	has the meaning given in clause 20.1.
Sub-Licensee

means:

(a) any Third Party that has received a sublicence from ACADIA or its Affiliates under the Neuren IP to use, sell, offer for sale or import any Product in the Field in the Territory pursuant to clause 14, beyond the mere right to purchase Products from or to provide services on behalf of ACADIA and its Affiliates; and

(b) any Third Party appointed by ACADIA or its Affiliates to Manufacture any Compound or Product for ACADIA or its Affiliates.
Sub-Licensee Fee	means the fee specified in clause 5 of the Fee Schedule
Tax	means any tax, levy, impost, duty, charge, deduction, or withholding of whatever kind (together with any related interest, penalty, fine or expense) that is imposed by law or any Government Agency.
Term	has the meaning given to that term in clause 2.
Territory

means the Initial Territory and the New Territory. For clarity, the Territory with respect to Trofinetide Compounds and Trofinetide Products may be separate and distinct from the Territory with respect to NNZ-2591 Compounds and NNZ-2591 Products (i.e. in the event that a given territory is terminated only with respect to a Trofinetide Compound and Trofinetide Product, on the one hand, or a NNZ-2591 Compound and NNZ-2591 Product, on the other hand, and removed from such Territory as a result pursuant to clause 23.2(d)).

Third Party	means any person or entity other than ACADIA, Neuren or their respective Affiliates.
Trofinetide Compound

means:

(a) Trofinetide, also known as NNZ-2566, having the structure set forth in Part A of Exhibit A, including all salts, esters, mixtures, hydrates, isomers, solvates, complexes, isotopologs, polymorphs, resinates, metabolites, impurities, or degradation products of trofinetide; and

(b) Each of the other compounds that fall within the scope of the formulae set forth in the specifications of the Trofinetide Patents, excluding compounds within the scope of the claims of US patent numbers […***…].

Trofinetide Field	means any and all uses of the Trofinetide Compound or any Trofinetide Product, including in Rett Syndrome and Fragile X Syndrome
Trofinetide IP

means all of the Intellectual Property Rights in or relating to the Trofinetide Compound or any Trofinetide Product owned or Controlled by Neuren or its Affiliates, including:

(a) the Patents,

(b) the Methodology,

(c) the Know-how; and

(d) any Improvements solely made or acquired by Neuren or its Affiliates during the Term,

in or relating to the Trofinetide Compound or any Trofinetide Product.
Trofinetide Patents

means:

(a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications that are:

(i) set out in the Part A of the Schedule of Patents and Patent Applications; or

(ii) that are filed in accordance with clause 20.3 (which will be added to such schedule) or otherwise added to such schedule by agreement in writing between the parties; and

(b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

Trofinetide Product

means any product developed by or on behalf of Neuren or ACADIA containing a Trofinetide Compound as an active ingredient, alone or in combination with one or more other active pharmaceutical ingredient(s), in any dosage form or formulation.

Upfront Fee	means the fee specified in clause 1 of the Fee Schedule.
U.S. or United States	means the United States of America and its territories and possessions.
Valid Claim

means a claim of an issued and unexpired Patent, to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final order, from which no further appeal can be taken, and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer.

1.2 Words and expressions

In this Agreement, unless the context requires otherwise:

(a) the singular includes the plural and vice versa;

(b) words denoting any gender include all genders;

(c) where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d) a reference to a party, clause, paragraph, schedule, or annexure is a reference to a party, clause or paragraph, schedule, or annexure to or of, this Agreement;

(e) a reference to this Agreement includes any schedules or annexures to it;

(f) headings are for convenience and do not affect interpretation;

(g) the background or recitals to this Agreement are adopted as and for part of this Agreement;

(h) a reference to any document or agreement includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(i) a reference to “$”, “US$”, “USD” or “dollar” is a reference to the currency of the United States;

(j) a reference to a party includes its executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(k) a reference to writing includes any method of representing words, figures or symbols in a permanent and visible form;

(l) words and expressions denoting natural persons include bodies corporate, partnerships, associations, firms, governments and governmental authorities and agencies and vice versa;

(m) a reference to any legislation or to any provision of any legislation includes

(i) any modification or re-enactment of the legislation;

(ii) any legislative provision substituted for, and all legislation statutory instruments and regulations, issued under the legislation or provision; and

(iii) where relevant, corresponding legislation in any Australian State or Territory;

(n) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of it;

(o) the word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive; and

(p) the words “including”, “for example”, “such as” or other similar expressions (in any form) are not words of limitation.

2 Term

This Agreement will commence on the Commencement Date and will continue until terminated under clause 22 (or any other clause of this Agreement that gives a party a right to terminate) (“Term”).

3 Joint Venture

3.1 Establishment of JV

The parties agree to conduct a joint venture, as and from the Commencement Date:

(a) to commercialize and develop the Trofinetide Compound and Trofinetide Product within the Trofinetide Field and within the Territory; and

(b) to commercialize and develop the NNZ-2591 Compound and NNZ-2591 Product within the NNZ-2591 Field and within the Territory,

on the terms and conditions set out in this Agreement.

3.2 Contributions to JV

The parties acknowledge and agree that their respective contributions to the JV will be:

(a) in the case of Neuren, the grant of the licences to ACADIA in accordance with this Agreement for the purposes of the JV and the performance of its other obligations as set out in this Agreement; and

(b) in the case of ACADIA, the provision and application of its expertise and resources within the Territory in relation to the marketing of pharmaceutical products and the performance of its other obligations as set out in this Agreement.

3.3 Sharing of proceeds of JV

(a) In consideration for its participation in the JV and the grant of the licences to ACADIA in accordance with this Agreement, Neuren will be entitled to the Upfront Fee, Development Milestone Fees, Sales Milestone Fees, Sub-Licensee Fee and Royalty in accordance with this Agreement and any other exercise of its rights under this Agreement including by way of example proceeds relating to Manufacturing.

(b) In consideration for its participation in the JV, ACADIA will be entitled to the proceeds of Commercialization of any Compound or Product in the applicable Field in the Territory and any other exercise of its rights under this Agreement, including by way of example proceeds relating to Manufacturing and sublicensing activities.

4 Licences

4.1 Amendment and restatement of Trofinetide Licence

Neuren and its Affiliates hereby confirm and, to the extent not previously granted, grant to ACADIA, for the Term:

(a) an exclusive (even as to Neuren and its Affiliates) licence under the:

(i) Trofinetide IP; and

(ii) Neuren’s rights (including any Intellectual Property Rights) in any Joint Improvements in so far as they relate to the Trofinetide Compound, Trofinetide Product or Trofinetide IP or Methodology in respect thereof, solely to make or have made (both, for the avoidance of doubt, subject to Neuren’s rights upon termination as set forth in clause 4.5), use, develop, sell, offer for sale, import, export and otherwise Commercialize, and including the right to Manufacture, have Manufactured, market, promote, advertise, and distribute, any Trofinetide Compound and any Trofinetide Product within the Trofinetide Field and within the Territory; and

(b) the right to grant sub-licences under the Neuren IP to Affiliates and Sub‑Licensees in accordance with clause 14,

in accordance with the terms and conditions of this Agreement.

4.2 Grant of NNZ-2591 Licence

Neuren and its Affiliates hereby grant to ACADIA for the Term:

(a) an exclusive (even as to Neuren and its Affiliates) licence under the:

(i) NNZ-2591 IP; and

(ii) Neuren’s rights (including any Intellectual Property Rights) in any Joint Improvements in so far as they relate to the NNZ-2591 Compound, NNZ‑2591 Product or NNZ-2591 IP or Methodology in respect thereof, solely to make or have made (both, for the avoidance of doubt, subject to Neuren’s reserved rights and/or rights upon termination as set forth in clause 4.5), use, develop, sell, offer for sale, import, export and otherwise Commercialize, and including the right to Manufacture or have Manufactured (both subject to clause 7.2), market, promote, advertise, and distribute, any NNZ-2591 Compound and any NNZ-2591 Product within the NNZ-2591 Field and within the Territory; and

(b) the right to grant sub-licences under the Neuren IP to Affiliates and Sub‑Licensees in accordance with clause 14,

in accordance with the terms and conditions of this Agreement.

4.3 Rights personal to ACADIA

Subject to clauses 14 and 29.5, the rights given by this Agreement are personal to ACADIA and are not saleable or transferable in any manner whatsoever except in accordance with this Agreement and ACADIA must not in any way encumber, mortgage or grant rights under this Agreement to any other person except in accordance with this Agreement, and any attempt to do so that is not in accordance with this Agreement will be void.

4.4 Section 365(n) of the Bankruptcy Code

All rights and licences granted under or pursuant to any clause of this Agreement, including the licences granted under this clause 4 are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licences of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. ACADIA will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code. Neuren agrees that ACADIA, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable law outside the United States that provide similar protection for “intellectual property.” Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code. Notwithstanding clause 29.14, intellectual property rights as set out in this clause 4.4 shall be dealt with in bankruptcy in accordance with US bankruptcy law.

4.5 Manufacturing rights

(a) Neuren reserves the non-exclusive right under the Neuren IP to Manufacture (or have Manufactured) any NNZ-2591 Compound or NNZ-2591 Product inside the Territory (and, to the extent applicable, to import, export, transport, obtain customs clearance, warehouse, invoice, handle and deliver), but solely where such NNZ-2591 Compound or NNZ-2591 Product is not sold, transferred, otherwise disposed of, used or supplied for use within the NNZ-2591 Field; provided that in the event of termination of this Agreement in a given territory with respect to a given NNZ-2591 Compound or NNZ-2591 Product, then upon such termination, Neuren may Manufacture (or have Manufactured) (and, to the extent applicable, to import, export, transport, obtain customs clearance, warehouse, invoice, handle and deliver) such NNZ-2591 Compound or NNZ-2591 Product inside the Territory only for use or sale within or outside of the NNZ-2591 Field in such terminated territory.

(b) With respect to a given Trofinetide Compound or Trofinetide Product, upon termination of this Agreement in a given territory with respect to such Trofinetide

Compound or Trofinetide Product, Neuren shall have the right to Manufacture (or have Manufactured) such Trofinetide Compound or Trofinetide Product inside the Territory (and, to the extent applicable, to import, export, transport, obtain customs clearance, warehouse, invoice, handle and deliver), only for use or sale of such Trofinetide Compound or Trofinetide Product in such terminated territory.

4.6 No Implied Licence

No right or licence under any intellectual property rights of a party is granted or shall be granted by implication to the other party. All such rights or licences are or shall be granted only as expressly provided in the terms of this Agreement.

4.7 Failure to Develop or Commercialize

(a) If, in any Region, ACADIA ceases, for a period of at least […***…] at any time after the Relevant Date, all activities, in each case in relation to the Trofinetide Product in Rett Syndrome, and provided that such cessation was not:

(i) directly attributable to circumstances outside the reasonable control of ACADIA (including delays due to regulatory or legal reasons); or

(ii) due to ACADIA’s determination not to conduct activities in the applicable Region during that […***…] period for a commercially reasonable reason (after giving effect to all applicable factors such as commercially reasonable sequencing of activities across Regions, issues affecting pricing and reimbursement, and having clearly communicated these reasons to Neuren),

Neuren may give notice in writing to ACADIA requiring ACADIA to provide a written report within […***…] of receipt of such notice detailing the steps and activities currently being undertaken and that ACADIA plans to undertake within the following […***…]. The Relevant Date will be:

(iii) with respect to the Initial Territory, following receipt of Marketing Authorisation and applicable regulatory approvals, the date on which any of the following events occurs:

(A) a Change of Control of ACADIA;

(B) ACADIA publicly discloses that it has abandoned Development and Commercialization of Trofinetide Compound or Trofinetide Product; or

(C) ACADIA reports holding “cash and cash equivalents” and “investment securities available for sale” of less than US$[…***…] in the aggregate in its most recent consolidated balance sheet filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended;

(iv) with respect to […***…], the […***…];

(v) with respect to […***…], the […***…]; and

(vi) for any territory in […***…], […***…].

(b) If ACADIA:

(i) fails to provide the required report in the applicable timeframe; or

(ii) does not use Commercially Reasonable Efforts to undertake the steps or activities set forth in the report during the subsequent […***…] period,

then

(iii) if the cessation of activities occurs with respect to the Initial Territory, Neuren may terminate this Agreement in accordance with clause 22.1, or

(iv) if the cessation of activities occurs with respect to any part of the New Territory, at the request of Neuren, ACADIA will discuss with Neuren in good faith the circumstances affecting commercially reasonable development and Commercialization of the Trofinetide Product in Rett Syndrome in the applicable Region, including the possibility of seeking Sub-Licensees for the applicable Region. For the avoidance of doubt, except in relation to the Initial Territory, nothing in this clause 4.7 will create any diligence obligation beyond the obligations to use Commercially Reasonable Efforts in the applicable Region as required by this Agreement.

4.8 Technology Transfer and Cooperation for NNZ-2591 (Non-Manufacturing)

Within […***…] from the Commencement Date, Neuren will complete transfer of all Know-how, Methodology, materials, regulatory filings and associated documentation and other correspondence with Regulatory Authorities and other Intellectual Property Rights to ACADIA necessary or reasonably useful to enable ACADIA to practice the licences and rights granted to it under this Agreement with respect to NNZ-2591 other than with respect to Manufacturing or any in-progress Intellectual Property Rights. Any in-progress Intellectual Property Rights will only be transferred once they have been completed. From time to time thereafter, or upon ACADIA’s reasonable request during the Term, Neuren shall provide reasonable cooperation to ACADIA with respect to the conduct of the activities pursuant to this Agreement.

5 Joint Steering Committee

5.1 Establishment and function

(a) The parties confirm that the Joint Steering Committee established under the Initial Licence will be and become the Joint Steering Committee under this Agreement (“JSC”).

(b) Each party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the parties expressly agree to such delegation or vesting of rights in writing.

(c) The JSC will only have the powers expressly assigned to the JSC by this Agreement, and will not have any power to amend, modify or waive compliance with this Agreement.

(d) Without limiting clause 5.1(c), and except as otherwise provided in clause 5.1(e)(iii) and clause 5.6, the JSC’s powers in respect of NNZ-2591 Compound or NNZ‑2591 Product will only be in respect of any activities related solely to NNZ‑2591 Compound or NNZ‑2591 Product in the NNZ‑2591 Field in the applicable Territory and the JSC will not have any power over any activities in respect of NNZ‑2591 Compound or NNZ‑2591 Product which do not relate solely to the NNZ‑2591 Field in the applicable Territory.

(e) The JSC will perform the following functions:

(i) acting as the governing body of the JV;

(ii) remaining informed of the development and contents of all material regulatory submissions to Government Agencies for any Compound or Product in the applicable Field and Territory for Marketing Authorisations and all necessary filing and registration activities related to Marketing Authorisations for any Compound or Product in the applicable Field and applicable Territory;

(iii) subject to the information-sharing obligations set forth in clause 5.6, serve as a forum for consideration of and exchanging data and results generated by each party relating to any NNZ-2591 Compound or NNZ-2591 Product in and outside the applicable Field and applicable Territory;

(iv) review the development plans prepared by ACADIA in accordance with clause 6.1(b) and any updates to them;

(v) review and approve (if appropriate) any Proposal to develop the Trofinetide Compound for use in an indication other than Rett Syndrome and Fragile X Syndrome in accordance with clause 6.2;

(vi) subject to the information-sharing obligations set forth in clause 5.6 and clause 7.2, responsibility for monitoring and reviewing each party’s Regulatory, manufacturing, CMC, Development or Commercialization activities in respect of any NNZ-2591 Compound or NNZ-2591 Product to the extent they relate to the NNZ‑2591 Field in the applicable Territory;

(vii) subject to the information-sharing obligations set forth in clause 5.6 and clause 7.2, provide development, review and oversight of each party’s CMC and non-indication specific clinical and non-clinical studies for NNZ‑2591 Compound or NNZ‑2591 Product to the extent they relate to the NNZ‑2591 Field in the applicable Territory;

(viii) inform and raise for discussion and consideration all material activities or decisions with respect to any Compound or Product in the applicable

Field (e.g., initiation or termination of any study and material filings with regulatory authorities);

(ix) review, comment on and approve any proposed scientific or academic publication by either party pursuant to the procedures in clause 18.11(a); and

(x) such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon in writing by the parties from time to time.

5.2 Membership

(a) Neuren and ACADIA will each designate […***…] representatives (or any other number agreed in writing between the parties) of appropriate seniority, expertise and experience to serve on the JSC by written notice to the other party, such representatives to include individuals who have clinical trial and regulatory experience and expertise in pharmaceutical drug Development. The representatives of the JSC as at the Commencement Date will continue as the designated representatives for the parties, subject to clause 5.2(b).

(b) Either party may designate in writing substitutes for its representatives if one or more of such party’s designated representatives are unable to be present at a meeting, provided such substitutes have the appropriate seniority and experience. From time to time each party may replace its representatives by written notice to the other party specifying the prior representative(s) and their replacement(s), provided such replacements have the appropriate seniority and experience.

5.3 Meetings

(a) Meetings of the JSC will commence at a time to be mutually agreed upon by the parties but in any event the JSC will meet at least once every Quarter during such time as Development of a Compound or Product is ongoing, and in any case more or less frequently as ACADIA and Neuren deem appropriate or as reasonably requested by either such party, by means of teleconference, video conference, or in person as deemed necessary or appropriate. Upon completion or termination of all Development activities in respect of the Compounds and Products, as mutually agreed upon by the parties, the JSC shall meet on an ad hoc or as reasonably requested by a party basis, but in any event […***…] every calendar year.

(b) ACADIA and Neuren may each, on advance notice to the other party, invite non-member employees of such party or third party contractors of either of the parties to attend meetings of the JSC, provided that such non-member employees and third party contractors cannot take part in the decision making process and shall be subject to confidentiality obligations consistent with those set forth in clause 18.

5.4 Decision making process

(a) The JSC may make decisions with respect to any subject matter that is subject to the JSC’s decision-making authority and functions as set out in this clause 5.4.

(b) All decisions of the JSC will be made by unanimous vote or written consent, with ACADIA and Neuren each having collectively, among its respective members, one vote in all decisions.

(c) The JSC will use Commercially Reasonable Efforts to resolve the matters within its roles and functions or otherwise referred to it.

(d) If the JSC cannot reach consensus on a matter within […***…] Business Days after such matter has been brought to the JSC’s attention, then such matter shall be first referred to the chief executive officers of the parties (“CEOs”).

(e) The CEOs will use Commercially Reasonable Efforts to reach mutually acceptable resolutions on all such disputed matters.

(f) If the CEOs are unable to resolve such dispute within […***…] Business Days after the dispute is first referred to them, the matter will be resolved as follows:

(i) if the dispute relates to any Regulatory, Manufacturing, CMC, Development, or Commercialisation activities for any Trofinetide Compound or Trofinetide Product in the Territory, including the approval of a Proposal for a New Indication pursuant to clause 6.2, then ACADIA will have the final decision-making authority;

(ii) except for matters subject to clause 7.2(a)(ii), which will be governed by the process set forth therein, if the dispute relates to any Regulatory, Manufacturing (subject to clause 7.2(a)(ii)), CMC (subject to clause 7.2(a)(ii)), Development, or Commercialisation activities for any NNZ-2591 Compound or NNZ-2591 Product in the Territory:

(A) ACADIA will have the final decision-making authority with respect to matters that solely relate to uses of NNZ-2591 Compound or NNZ 2591 Product in the NNZ-2591 Field in the Territory; provided that ACADIA uses Commercially Reasonable Efforts to refrain from any activities that would be reasonably likely to materially adversely impact the Development and Commercialization of NNZ-2591 Compounds or NNZ-2591 Products outside of the NNZ-2591 Field; and

(B) Neuren will have the final decision-making authority with respect to all other uses of NNZ-2591 Compound or NNZ‑2591 Product including uses of NNZ-2591 Compound or NNZ‑2591 Product outside of the NNZ-2591 Field or that relate to uses of NNZ-2591 Compound or NNZ‑2591 Product both within and without the NNZ-2591 Field, except for matters subject to clause 7.2(a)(ii), which will be governed by the process set forth therein.

(iii) if the dispute relates to:

(A) approval of a publication or presentation pursuant to clause 18.11; or

(B) any other decision assigned to the JSC pursuant to this Agreement or as agreed upon in writing by the parties that specifically provides for dispute resolution pursuant to this clause 5.4(f)(iii), the dispute resolution procedure set out in clause 28.4 will apply.

(g) For clarity, matters relating to the conduct of Development activities relating to the Manufacture of NNZ-2591 Compound or NNZ‑2591 Product or non-indication specific clinical or non-clinical studies for NNZ-2591 Compound or NNZ‑2591 Product shall be governed by clause 7.2(a)(ii) and not at the JSC.

(h) Notwithstanding clause 5.4(f), neither party will exercise its right to finally resolve a dispute under this Agreement in a manner that excuses such party from any of its obligations specifically enumerated under this Agreement or in a manner that negates any consent rights or other rights specifically allocated to the other party under this Agreement. In addition, in resolving a dispute under this Agreement, each party agrees to act in good faith.

5.5 Alliance Managers

(a) Promptly following the Commencement Date, each party must designate an individual to serve as the main point of contact for each party to exchange information, facilitate communication and coordinate the parties’ Development, Regulatory, Manufacturing and CMC activities relating to any Compound and Product and to provide day-to-day support to the JSC (each, an “Alliance Manager”).

(b) Each Alliance Manager must be experienced in project management and have appropriate experience in the pharmaceutical industry.

(c) The Alliance Managers may attend all meetings between the parties, including all JSC meetings, and, if applicable, must work together to resolve any deadlock between the parties in accordance with the procedures set out in this Agreement.

(d) Each party may change its designated Alliance Manager from time to time upon written notice to the other party, provided that such replacement has the appropriate expertise and experience.

5.6 Exchange of Information

(a) Subject to clause 5.6(b), each party shall keep the other party informed as to its material progress and activities relating to the Development of any Compound and Product, including by promptly sharing data and results generated or related to any Compound and Product, inside and outside the applicable Field, and information with respect to Regulatory matters and meetings with Government Agencies (collectively “Program Information”), by way of updates to the JSC at its meetings or to the other party if the JSC is disbanded and as otherwise specified in this Agreement, or as reasonably requested from time to time by the other party.

(b) Notwithstanding any other provision of this Agreement (including clause 5.6(a)), but without limiting the scope of the licences granted to ACADIA pursuant to this Agreement, the Program Information required to be provided by either party (Sharing Party) to the other party (Receiving Party):

(i) in the case of ACADIA as the Sharing Party, with respect to a Compound or Product; and

(ii) in the case of Neuren as the Sharing Party, with respect to a NNZ‑2591 Compound or NNZ-2591 Product,

will be limited to information:

(iii) relating to safety or toxicity data or results, including, without limitation, clinical and non-clinical safety or toxicity data, CMC information related to safety, or otherwise;

(iv) that has been publicly disclosed by the Sharing Party;

(v) that is non-indication specific or related to CMC, as provided in clause 7.2;

(vi) that is necessary or reasonably useful for any Regulatory filing, Regulatory approvals or any Regulatory communications to be made or applied for by the Receiving Party and either:

(A) relates to activities completed by the Sharing Party, including, without limitation, pre-clinical and clinical data; or

(B) is included in any Regulatory filings, Regulatory approvals or any Regulatory communications by the Sharing Party with Regulatory Authorities;

(vii) relating to any matter expressly provided elsewhere in this Agreement, including clauses 8, 9, 20 and 23, which is not expressly stated to be subject to this clause 5.6; and

neither party will be required to disclose, and the party may redact from any information provided, any information with respect to a Compound or Product:

(viii) that is incomplete or relates to any incomplete study or trial; provided, that this limit shall not apply to any information described in clause 5.6(b)(iii), and provided further, that if a study progressed but was halted, and the incomplete information could still provide interpretable conclusions, this shall not be limited by this clause; or

(ix) relating to prospective or proposed activities to be undertaken by or on behalf of the party.

(c) If a Receiving Party reasonably believes that the other party has failed to disclose information of the kind referred to in clauses 5.6(b)(iii), 5.6(b)(iv), 5.6(b)(v), 5.6(b)(vi) or 5.6(b)(vii), the Receiving Party may request the Sharing Party provide the relevant information by providing a description of the information and, in the case of clause 5.6(b)(vi) details of why the information is necessary or reasonably useful for that Regulatory filing, Regulatory approval or Regulatory documentation. The Sharing Party will consider such request in good faith and respond within […***…] Business Days of the request either by providing the information requested or providing details of the reasons for not doing so. If a dispute remains as to the provision of the information requested, it will be referred to the CEOs of the parties who will use Commercially Reasonable Efforts to reach mutually acceptable resolution on all such disputed matters within […***…] Business Days after the dispute is first resolved to them. If the CEOs are unable to resolve such dispute within […***…] Business Days after the dispute is first referred to them, the matter may be referred to arbitration for final resolution in accordance with clause 28.4.

5.7 CMC

Neuren and ACADIA acknowledge and agree that:

(a) ACADIA shall conduct and be responsible for all Manufacturing and CMC activities for any Trofinetide Compound and Trofinetide Product in the Trofinetide Field in the Territory and the day-to-day operations and decision-making for such manufacturing and CMC activities;

(b) subject to clause 7.2, Neuren and ACADIA shall coordinate with respect to the conduct of all Manufacturing and CMC activities for any NNZ-2591 Compound and NNZ‑2591 Product, whether for use inside or outside the NNZ-2591 Field in the Territory; and

(c) as requested by the JSC, each party shall from time to time update the JSC with its progress in such Manufacturing and CMC activities for any Compound or Product for which it is responsible.

6 Trofinetide

6.1 Development Activities

(a) Following the Commencement Date, ACADIA shall be responsible for and conduct all development activities with respect to any Trofinetide Compound and any Trofinetide Product.

(b) Within […***…] of the Commencement Date, ACADIA will provide Neuren, through the JSC, with ACADIA’s high-level non-binding development plans for the Trofinetide Product in Rett Syndrome in each of:

(i) Japan;

(ii) Australia; and

(iii) the United Kingdom, France, Italy, Germany and Spain.

ACADIA will update the plans, through the JSC, from time to time and when any material amendments occur.

(c) ACADIA will use Commercially Reasonable Efforts to achieve Marketing Authorisations for the Trofinetide Product in Rett Syndrome in those parts of the Territory referred to in clause 6.1(b).

(d) ACADIA will be responsible, at its sole cost and expense, for the day-to day operations and decision making for all development activities under the development plans or otherwise with respect to the Trofinetide Compound and Trofinetide Product in the Trofinetide Field in the Territory.

(e) ACADIA will be the sponsor and owner of all Marketing Authorisations for the Trofinetide Product in the Trofinetide Field in the Territory.

(f) ACADIA will conduct, and be responsible for all costs associated with, any clinical and non-clinical development and registration of any Trofinetide Compound or Trofinetide Product in the Trofinetide Field in the Territory, including securing the necessary Trofinetide Compound and Trofinetide Product.

6.2 New Indication

(a) ACADIA must inform and seek the approval of the JSC for any proposal to undertake development or Commercialization activities in the Territory with respect to any Trofinetide Compound or Trofinetide Product in an indication other than Rett Syndrome or Fragile X Syndrome (Proposal).

(b) The JSC will review the Proposal in detail and assess the potential studies and development activities in respect of the use of a Trofinetide Compound or Trofinetide Product in that new indication to identify a basis for proceeding, taking into consideration the commercial, scientific and clinical potential for such proposed development activities in relation to that new indication.

(c) If the JSC approves the Proposal, ACADIA may commence the activities in accordance with the Proposal and must keep the JSC informed of the progress of the development activities.

(d) On receipt by JSC of evidence of the commencement in the Initial Territory of clinical development, of which ACADIA is the sponsor, of the Trofinetide Compound in accordance with the Proposal, the relevant new indication, if it is not:

(i) Phelan-McDermid Syndrome, Pitt Hopkins Syndrome, Angelman Syndrome or Prader-Willi Syndrome, or

(ii) an indication for which NNZ ‑2591 Compound or NNZ‑2591 Product has already received Marketing Authorisation in the Initial Territory,

will be classified as a New Indication for Trofinetide in the Initial Territory.

(e) If ACADIA ceases clinical development, of which ACADIA is the sponsor, of the Trofinetide Compound for the New Indication in the Initial Territory, ACADIA must notify the JSC and the relevant indication will cease to be a New Indication. If ACADIA has ceased that clinical development in the Initial Territory but fails to notify the JSC, Neuren may notify the JSC and unless ACADIA provides reasonable evidence to the JSC that it is still continuing that clinical development in the Initial Territory, the relevant indication will cease to be a New Indication.

7 NNZ-2591

7.1 Development Activities – NNZ-2591

(a) Following the Commencement Date, Neuren and ACADIA will work together in good faith to facilitate efficient and timely development of NNZ-2591 Compound and NNZ‑2591 Product, in the case of ACADIA, in the NNZ 2591 Field and in the Territory and in the case of Neuren, outside the NNZ‑2591 Field in the Territory (Neuren’s Indications), including Manufacturing activities and non-indication specific clinical and non-clinical studies.

(b) Any meetings and exchange of information shall be conducted through the JSC or if required more frequently than the JSC meets, through the parties’ respective development teams.

(c) ACADIA will be responsible, at its sole cost and expense, for the Development and Commercialization of the NNZ-2591 Compound and NNZ-2591 Product in the NNZ-2591 Field in the Territory.

(d) ACADIA will be the sponsor and owner of all Marketing Authorisations for the NNZ-2591 Product in the NNZ-2591 Field in the Territory.

(e) Without limiting clause 7.1(c), ACADIA will conduct, and be responsible for all costs associated with, any clinical and non-clinical development and registration of any NNZ-2591 Compound or NNZ-2591 Product in the NNZ-2591 Field in the Territory, including securing the necessary NNZ-2591 Compound and NNZ‑2591 Product.

(f) Subject to clause 7.2, ACADIA will have the right to Manufacture, or have Manufactured, NNZ‑2591 for use in the NNZ 2591 Field in the Territory.

7.2 Manufacturing and non-indication specific studies – NNZ‑2591

(a) While either party is conducting Development activities in respect of NNZ‑2591 Compound or NNZ‑2591 Product:

(i) ACADIA’s rights in relation to NNZ-2591 Compound and NNZ‑2591 Product are subject to an obligation to not materially adversely impact Neuren’s ongoing Development activities, including activities in respect of Manufacture and non-indication specific clinical and non-clinical studies for NNZ-2591 Compound and NNZ‑2591 Product;

(ii) In the event that ACADIA desires to conduct any Development activities relating to the Manufacture of NNZ-2591 Compound or NNZ‑2591 Product or non-indication specific clinical or non-clinical studies for NNZ‑2591 Compound or NNZ‑2591 Product, it will notify Neuren of such proposed activities and provide reasonable details of the proposed activities. In the event that Neuren is actively conducting Development of NNZ-2591 Compound or NNZ‑2591 Product, Acadia must seek and obtain Neuren’s consent before carrying out any development work on Manufacturing and non-indication specific clinical and non-clinical studies of NNZ-2591 Compound or NNZ‑2591 Product. Neuren’s consent may only be withheld in the event that Neuren has a reasonable basis to believe that such proposed Development activities of Acadia would have a material adverse impact on Neuren’s ongoing Development (an “Adverse Impact”). In the event Neuren withholds consent, it will promptly provide a reasonably detailed explanation to ACADIA as to the basis for its belief that ACADIA’s proposed work would have an Adverse Impact.

(iii) Prior to filing for any patent in respect of the Manufacturing of NNZ‑2591, ACADIA must notify Neuren and provide to Neuren a copy of the proposed application at least […***…] days prior to the application being filed. If Neuren reasonably believes that the patent application will have an Adverse Impact, Neuren may object to the proposed patent application by notice to ACADIA. If Neuren objects to the proposed patent application prior to the end of the […***…] day period, it will promptly provide a reasonably detailed explanation as to how it believes Acadia’s proposed application would have an Adverse Impact on Neuren’s Development activities, and the parties will meet to discuss the proposed patent application and effect on Neuren’s Development activities. If the parties cannot agree a way in which to overcome Neuren’s reasonable concerns (such as an amendment to the proposed application or a deferral in lodging the application), the matter will be dealt with by the JSC under clause 5.4 and ACADIA will not file the proposed patent application until the dispute is resolved.

(b) If, at any time after the Commencement Date, ACADIA elects to use Neuren as a supplier, ACADIA may present a Development plan to the JSC in respect of NNZ‑2591, including the quantities of NNZ-2591 Compound and NNZ-2591 Product required for that Development plan and the desired timing for receipt of those quantities. Within […***…] days after a request by ACADIA, Neuren will provide ACADIA with a quote to supply the NNZ-2591 Compound or NNZ‑2591 Product to meet the requirement of the Development plan. The transfer price for all NNZ‑2591 Compound or NNZ-2591 Product supplied by Neuren to ACADIA will be equal to Neuren’s Manufacturing Cost. If ACADIA accepts the quote, the quote will become irrevocable and ACADIA will pay to Neuren the full amount of the quote, which will be non-refundable. Promptly after receiving ACADIA’s payment of the full amount of the quote, Neuren will place an order with its suppliers for the quantities of NNZ-2591 Compound or NNZ-2591 Product as requested by ACADIA. If the requested quantity or timing cannot be achieved by Neuren’s suppliers, the parties will discuss in good faith the optimum alternative.

(c) After ACADIA’s IND application (or its foreign equivalent) for NNZ-2591 in Rett Syndrome or Fragile X Syndrome has been accepted by the applicable Regulatory Authority (including by expiration of any applicable waiting period), the parties will discuss whether ACADIA will use the same manufacturer as Neuren then uses for the Manufacture of NNZ-2591 Compound or NNZ-2591 Product.

(d) If ACADIA elects to use the same manufacturer, the allocation of supply will prioritise Neuren’s Development and Commercialization of NNZ-2591 Compound or NNZ-2591 Product outside the NNZ-2591 Field.

(e) If ACADIA elects to use a different manufacturer to Neuren for the Manufacture of NNZ-2591 Compound or NNZ-2591 Product:

(i) ACADIA may request that Neuren transfers all Know-how, Methodology, materials and other Intellectual Property Rights to ACADIA necessary or reasonably useful to enable ACADIA to commence the Manufacture of NNZ-2591 Compound or NNZ-2591 Product. Neuren will complete the technology transfer promptly following such request. Any in-progress Improvements will only be transferred once they have been completed. ACADIA will reimburse to Neuren all reasonable costs and expenses incurred by or on behalf of Neuren in completing the technology transfer;

(ii) Acadia will have the right and licence to have Manufactured NNZ-2591 Compound or NNZ‑2591 Product prior to such technology transfer as needed to support Development activities for its indications, subject to conditions described herein including Neuren’s consent pursuant to clause 7.2(a)(ii); and

(iii) Neuren may and has the right to, but is not required to, use the same manufacturer to Manufacture NNZ-2591 Compound or NNZ-2591 Product and if it does so, the allocation of supply from that manufacturer will prioritise ACADIA’s Development and Commercialization of NNZ‑2591 Compound or NNZ-2591 Product in the NNZ-2591 Field.

(f) In addition to the JSC meetings relating to NNZ-2591 Compound or NNZ‑2591 Product, at least once per Quarter, the parties agree, subject to clause 5.6, to share and discuss CMC related matters in connection with NNZ-2591 Compound or NNZ‑2591 Product inside and outside of the NNZ‑2591 Field.

(g) If ACADIA has developed a different Manufacturing process for NNZ‑2591 Compound or NNZ‑2591 Product, Neuren may:

(i) request that ACADIA transfer all Know-how, Methodology, materials and other Intellectual Property Rights to Neuren necessary or reasonably useful to enable Neuren to commence the Manufacture of NNZ-2591 Compound or NNZ-2591 Product using that different process. ACADIA will complete the technology transfer promptly following such request. Neuren will reimburse to ACADIA all reasonable costs and expenses incurred by or on behalf of ACADIA in completing the technology transfer; or

(ii) source NNZ-2591 Compound or NNZ-2591 Product from ACADIA at ACADIA’s Manufacturing Cost.

(h) In relation to the Manufacturing of NNZ-2591 Compound and NNZ-2591 Product:

(i) the parties will discuss in good faith alternatives for the optimum specifications, including specifications relating to impurities and excipients;

(ii) ACADIA will use Commercially Reasonable Efforts to Manufacture NNZ‑2591 Compound API to the same specifications as Neuren and not deviate materially from those specifications without Neuren’s prior consent, not to be unreasonably withheld; and

(iii) each party will comply with all applicable laws, including applicable cGMP requirements.

(i) Upon the other party’s reasonable request during the Term, each party shall provide reasonable cooperation to the other party with respect to the conduct of the Manufacturing activities in respect of NNZ-2591 Compound or NNZ-2591 Product, including:

(i) the transfer of any additional Know-how, Methodology, materials and other Intellectual Property Rights that are Controlled by such party to the other party to the extent necessary or reasonably useful to enable such other party to practice the licences and rights granted to such other party under this Agreement; and

(ii) providing the other party with technical assistance through personnel familiar with the NNZ-2591 Compound or NNZ‑2591 Product to enable the Development and Commercialization of the NNZ-2591 Compound and NNZ-2591 Product, including any CMC and Methodology expertise in connection therewith, at the requesting party’s cost.

The parties will agree in good faith and undertake the actions reasonably required to ensure that those ongoing Development or CMC activities may continue after the Commencement Date without interruption.

8 FDA and other Approvals

8.1 Regulatory Approvals

(a) ACADIA will be responsible for all costs associated with any clinical and non‑clinical development of any Compound or Product in the applicable Field in the Territory, including any Phase II Clinical Studies, Phase III Clinical Studies and post-marketing studies that are required by the Regulatory Authority as a condition of granting the Marketing Authorisation or that are otherwise required by ACADIA. ACADIA will be responsible for conducting, at its own cost, any additional studies required to gain approval outside of the United States but in the Territory as determined solely at ACADIA’s discretion.

(b) ACADIA will be responsible for obtaining all necessary approvals to Commercialize any Product in the applicable Field from the Regulatory Authority. With respect to NNZ-2591 Product:

(i) ACADIA will procure that, unless the urgency of the matter reasonably precludes it from providing Neuren with an opportunity to review and/or comment on responses and submissions made or to be made to a Regulatory Authority, ACADIA will not respond to a Regulatory Authority or otherwise make any submissions to a Regulatory Authority without giving Neuren a reasonable opportunity (not exceeding […***…] Business Days) to review and comment on the response and/or submission; and

(ii) Neuren will procure that, ACADIA will be provided copies or parts of any such response and/or submission to the extent they relate solely to the NNZ‑2591 Field or are non-indication specific or relate to CMC.

For the avoidance of doubt, ACADIA will have final decision-making authority with respect to such submissions in the NNZ-2591 Field and Neuren will have final decision-making authority with respect to such submissions outside of the NNZ‑2591 Field.

(c) Neuren representatives shall be entitled to attend all meetings with the Regulatory Authority with respect to obtaining necessary approvals from the Regulatory Authority to Commercialize any NNZ-2591 Product in the NNZ-2591 Field. The JSC will endorse attendee number and type based on meeting objective needs.

(d) All Third Party charges for obtaining any necessary Marketing Authorisation for any NNZ-2591 Product in the NNZ-2591 Field will be paid by ACADIA. All Third Party charges for obtaining any necessary Marketing Authorisation for any NNZ-2591 Product outside the NNZ-2591 Field will be paid by Neuren.

(e) For countries in the Territory:

(i) ACADIA will be responsible for the preparation and filing of, all required applications for Marketing Authorisations for any NNZ-2591 Product in the NNZ-2591 Field; and

(ii) Neuren will be responsible for the preparation and filing of, all required applications for Marketing Authorisations for any NNZ-2591 Product outside the NNZ-2591 Field.

(f) ACADIA will be the holder and own all right, title and interest in and to all the Marketing Authorisations for any NNZ-2591 Product in the NNZ-2591 Field, subject to clause 23.3(a)(i). Neuren will be the holder and own all right, title and interest in and to all the Marketing Authorisations for any NNZ-2591 Product outside the NNZ-2591 Field.

8.2 Rights to Data

Each party grants to the other party a royalty free, fully paid-up, irrevocable and non-exclusive licence to the data generated from the Development of any Compound and any Product for Rett Syndrome, Fragile X Syndrome or any other application to the extent required by the other party for the Development or commercial exploitation (including sub‑licensing) of any Compound or Product by ACADIA in the applicable Field in the applicable Territory or by Neuren outside the applicable Field or outside the applicable Territory; provided that with respect to such rights granted to Neuren with respect to

Trofinetide Compounds or Trofinetide Products, such rights shall only be effective upon termination of this Agreement in a given territory with respect to a given Trofinetide Compound or Trofinetide Product, and upon such termination, for use of such Trofinetide Compound or Trofinetide Product in or for use in such terminated territory. In the case of the licence granted by Neuren to ACADIA, the licence will continue for the Term and in the case of the licence granted by ACADIA to Neuren, the licence will be perpetual with respect to the Compound and Product outside the applicable Field or outside the Territory.

9 Regulatory Compliance

(a) ACADIA must not market, distribute or sell any Product in any part of the Territory unless ACADIA has a Marketing Authorisation (if required by a Government Agency) for that Product in the applicable Field in that part of the Territory.

(b) ACADIA will be responsible for keeping itself informed about and complying with any relevant regulations and laws or agreements applying to the Manufacturing, labelling, storage, distribution, marketing, promotion and sale of any Compound or any Product in all parts of the applicable Field and Territory.

(c) ACADIA agrees, at its sole cost and expense, to use Commercially Reasonable Efforts to maintain all Marketing Authorisations (following receipt) throughout the Term in the Initial Territory and each of the countries set out in clause 6.1(b), including all supplemental applications, annual reports, variations or renewals thereof.

(d) ACADIA shall, at its sole cost and expense, be responsible for all post-Marketing Authorisation approval reporting of Adverse Drug Events (ADEs) and post-marketing Product surveillance in the applicable Field in the Territory, if and as required by Government Agencies in the Territory. The parties acknowledge that Neuren has provided ACADIA with a listing of all safety reports obtained by Neuren prior to the Commencement Date in respect of the Trofinetide Compound from clinical development and serious adverse event (SAE) reports including narrative (e.g. CIOMS II with narrative) from clinical development as well as source documentation and proof of where each case was submitted.

(e) The parties confirm that the global pharmacovigilance agreement previously entered into by them, setting forth details with respect to the management of safety information including adverse events reports related to the Development and the Commercialization of the Trofinetide Products as well as a Safety Governance Structure and provisions ensuring Neuren has full rights of access to all such information and data, will continue in full force and effect after the Commencement Date.

(f) ACADIA shall continue to maintain a global safety database for the Trofinetide Products.

(g) The parties will enter into a global pharmacovigilance agreement setting forth details with respect to the management of safety information including adverse events reports related to the Development and the Commercialization of the NNZ-2591 Products as well as a Safety Governance Structure and provisions ensuring that each party has full rights of access to all such information and data.

(h) ACADIA will have the right to maintain the global PV database for NNZ-2591 Products in the NNZ-2591 Field and Neuren will have the right to maintain the global PV database with respect to all other uses of NNZ-2591 Products.

(i) Neuren hereby grants to ACADIA, solely for the purposes set out in this Agreement, a right of reference or use to that part of any and all Regulatory documentation Controlled by Neuren or any of its Affiliates relating to any Compound or Product in the applicable Field that is existing as of the

Commencement Date or generated from any clinical trial commenced by Neuren or any of its Affiliates after the Commencement Date, and Neuren agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by ACADIA in order to effect such grant.

(j) ACADIA hereby grants to Neuren, solely for the purposes set out in this Agreement, a right of reference or use to that part of any and all Regulatory documentation Controlled by ACADIA or any of its Affiliates relating to any Compound or Product that is existing as of the Commencement Date or generated from any clinical trial commenced by ACADIA or any of its Affiliates after the Commencement Date, and ACADIA agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by Neuren in order to effect such grant; provided that:

(i) with respect to NNZ-2591 Compounds and NNZ-2591 Products, such right shall only be for use outside of the NNZ-2591 Field, or following termination of this Agreement in a given territory with respect to a given NNZ‑2591 Compound or NNZ‑2591 Product, for use of such NNZ‑2591 Compound or NNZ‑2591 Product in such terminated territory; and

(ii) with respect to Trofinetide Compounds or Trofinetide Products, such right shall only be effective upon termination of this Agreement in a given territory with respect to a given Trofinetide Compound or Trofinetide Product, and upon such termination, for use of such Trofinetide Compound or Trofinetide Product in or for use in such terminated territory.

10 Commercialization

10.1 Commercial launch

ACADIA will be responsible for planning, forecasting and Manufacturing or having Manufactured all quantities of any Product required for launch of that Product in the applicable Field in the Territory.

10.2 Commercialization in the Field in the Territory

During the Term, ACADIA shall be solely responsible for Commercializing any Product in the Territory for use in the applicable Field, which Commercialization shall be in accordance with this Agreement. ACADIA shall be responsible for 100% of the expenses (including Pre-Marketing and other Commercialization expenses) incurred by or on behalf of ACADIA (including any expenses incurred by Neuren at the written request of ACADIA) in connection with the Commercialization of any Product in the Territory for use in the applicable Field.

10.3 Commercialization of Trofinetide Product

Without limiting clause 10.2, ACADIA shall use its Commercially Reasonable Efforts to launch and Commercialize the Trofinetide Product for use in Rett Syndrome in each of the countries set out in clause 6.1(b) after the Marketing Authorisation (if applicable) and all other applicable regulatory approvals for that Trofinetide Product have been obtained in that country (including pricing and reimbursement approvals). ACADIA shall book all sales of Trofinetide Products on a worldwide basis.

10.4 Actions

In developing strategies, making decisions and exercising its rights under this Agreement (including acting through its representatives on the JSC and its Alliance Managers), each party shall act in good faith and use its Commercially Reasonable Efforts to further the interests of the JV in accordance with this Agreement. For clarity, ACADIA shall be responsible for the day-to-day operations and decision-making for all Commercialization activities with respect to any Compound or any Product in the applicable Field in the Territory.

10.5 Commercialization Obligations

(a) Without limiting any other provision of this Agreement ACADIA (or its Affiliate or Sub-Licensee, as applicable) shall be solely responsible for:

(i) receiving, accepting and filling orders for any Product in the applicable Field in the Territory;

(ii) handling all returns of any Product in the applicable Field in the Territory;

(iii) controlling invoicing, order processing and collection of accounts receivable for the sales of any Product in the applicable Field in the Territory; and

(iv) distributing and managing inventory of any Product in the applicable Field in the Territory.

(b) ACADIA shall use Commercially Reasonable Efforts to carry out the Commercialization activities for the Products:

(i) as set forth in clause 10.3 with respect to Trofinetide Product, and

(ii) with respect to NNZ-2591 in the NNZ-2591 Field, in the Initial Territory and each of the countries set out in clause 6.1(b) following approval of the Marketing Authorisation and receipt of any other approvals of Governmental Agencies required to conduct such Commercialization activities in the applicable country of the Territory. ACADIA shall book all sales of NNZ-2591 Products in the NNZ-2591 Field on a worldwide basis, and Neuren shall book all sales of NNZ-2591 Products outside of the NNZ-2591 Field in the Territory on a worldwide basis (for clarity the booking of sales does not limit the obligation to pay Gross Profits to the other party as described in clause 11.1, as applicable).

10.6 Marketing and sale

ACADIA will, and will cause its officers, agents and contractors to, conduct all details with respect to each Product and the performance of ACADIA’s Commercialization activities under this Agreement in the applicable Field and in the Territory in adherence with the applicable Marketing Authorisation, the Product package inserts, labelling and packaging, and any professional requirements, including those relating to promotion of pharmaceutical products, consumer protection, fraud and abuse and false claims.

10.7 Promotional Materials

(a) ACADIA will create and develop Promotional Materials for the Products in the applicable Field in the Territory in accordance with the Marketing Authorisations and applicable laws. ACADIA shall own all right, title and interest in and to any Promotional Materials created by ACADIA under this Agreement relating to any Product in the applicable Field in the Territory and any website (including without limitation Daybue.com) relating to the Product.

(b) With respect to any NNZ-2591 Product, ACADIA and Neuren will disclose to each other any and all Promotional Materials created by the respective parties, and co‑operate with each other in relation to Promotional Materials to promote a reasonable level of consistency with respect to the Products; provided that ACADIA retains the right to modify any Promotional Materials in the NNZ-2591 Field in the Territory, at its sole discretion and Neuren retains the right to modify any Promotional Materials outside the NNZ-2591 Field, at its sole discretion.

(c) Neither party shall use any of the other party’s Promotional Materials without the prior written consent of the other party, not to be unreasonably withheld.

11 JV Obligations of loyalty and exclusivity

11.1 Commercialization through JV

(a) The parties acknowledge and agree that it is their intention that all their activities:

(i) for the Commercialization of the Trofinetide Compound and Trofinetide Product in the Trofinetide Field in the Territory; and

(ii) for the development or Commercialization of the NNZ-2591 Compound and NNZ‑2591 Product in the NNZ‑2591 Field in the Territory,

will be conducted through the JV.

(b) In order to protect the parties’ respective investment and resultant goodwill in the JV, Neuren and its Affiliates will not develop or Commercialize any other compound or product (including NNZ‑2591 Compound or NNZ‑2591 Product) other than through the JV on terms to be agreed between the parties on a product by product basis for the periods, parts of the Territory and indications set out in the following table:

Period	Part of Territory	Indication
During any period in which the Exclusivity Period for a Trofinetide Product for use in Rett Syndrome continues in any part of the Territory	All of the Territory	Rett Syndrome

During any period in which the Exclusivity Period for a Trofinetide Product for use in Fragile X continues in any part of the Territory	All of the Territory	Fragile X Syndrome
During any period in which the Exclusivity Period for a Trofinetide Product for use in the New Indication continues	Anywhere in the Initial Territory	New Indication

(c) If Neuren has commenced clinical development in the Initial Territory of a product for an indication and that indication subsequently becomes a New Indication in the Initial Territory, Neuren must halt clinical development for the New Indication in the Initial Territory, and may only reinitiate clinical development for that indication in the Initial Territory on the first to occur of:

(i) Neuren and ACADIA agreeing on the terms on which that product and New Indication can be included in the JV; and

(ii) the indication ceases to be classified as a New Indication pursuant to clause 6.2(e).

This clause 11.1(c) will not prevent, and Neuren will be entitled at all times, to develop and Commercialize the product for the New Indication outside the Initial Territory.

(d) For the avoidance of doubt, if Neuren wishes to pursue, in part of the Territory, a product for an indication that it is prevented from developing or Commercializing in accordance with clause 11.1(b) and ACADIA does not wish to pursue that product for that indication in that part of the Territory, or the parties do not agree the terms on which that product and indication can be included in the JV, Neuren must not pursue that product for that indication in that part of the Territory during the period in which it is prevented from doing so under clause 11.1(b).

(e) For the avoidance of doubt, the parties acknowledge and agree, that:

(i) nothing in this Agreement requires Neuren to develop or Commercialize any other compound or product (including NNZ‑2591) for use in the Field;

(ii) notwithstanding any other provision of this Agreement, Neuren retains the right to develop or Commercialize any compound or product (including NNZ‑2591) anywhere in the Territory for the treatment of Phelan-McDermid Syndrome, Pitt Hopkins Syndrome, Angelman Syndrome and Prader-Willi Syndrome.

(f) Neuren and ACADIA will work together in good faith to minimize, to the extent possible, the potential for off-label sales of NNZ-2591 Product Commercialized by ACADIA in Neuren’s Indications and off-label sales of NNZ-2591 Product Commercialized by Neuren in the NNZ-2591 Field in the Territory. The parties will not directly or indirectly promote off-label use of NNZ-2591 Product and will use Commercially Reasonable Efforts to prevent any off-label use of NNZ-2591 Product.

(g) If Neuren generates any Commercial Sales of an NNZ-2591 Product in:

(i) the NNZ-2591 Field inside the Territory; or

(ii) the Initial Territory in a New Indication,

Neuren will pay to ACADIA the Gross Profits generated from those sales of that Product.

(h) If Acadia generates any Commercial Sales of a NNZ-2591 Product outside the NNZ-2591 Field or outside the Territory, ACADIA will pay to Neuren the Gross Profits generated from those sales of that Product.

(i) For the purposes of clauses 11.1(g) and 11.1(h):

(i) Commercial Sale means the sale or transfer of that Product in a region or other regulatory jurisdiction in the Territory by or on behalf of a party or its sub-licensees to a Third Party, other than for evaluation, research or clinical trial purposes or any not-for-profit or compassionate uses, in exchange for cash or some equivalent to which value can be assigned; and

(ii) Gross Profits means Net Revenue from the sales of the relevant Product less the Manufacturing Costs of the relevant Products sold.

(j) The parties acknowledge that the payments referred to in clause 11.1(g) and 11.1(h) do not limit the parties’ rights to seek equitable remedies for breach of any applicable obligations under this Agreement.

11.2 Limit on party’s rights to sell, supply or export Product

(a) ACADIA and its Affiliates will not, and must procure that Sub-Licensees do not, use, develop, Commercialize, sell, supply or export any NNZ-2591 Compound or NNZ-2591 Product, directly or indirectly, for use, outside the NNZ-2591 Field or in any terminated territory with respect to such NNZ-2591 Compound or NNZ‑2591 Product.

(b) ACADIA and its Affiliates will not, and must procure that Sub-Licensees do not, use, develop, Commercialize, sell, supply or export any Trofinetide Compound or Trofinetide Product, directly or indirectly, for use in any terminated territory with respect to such Trofinetide Compound or Trofinetide Product.

(c) Subject to clause 4.5, Neuren and its Affiliates will not, and must procure that any licensees or sublicensees do not, use, develop, Commercialize, sell, supply or export any NNZ-2591 Compound or NNZ-2591 Product, directly or indirectly, for use, within the NNZ-2591 Field in the Territory.

(d) Subject to clause 4.5, Neuren and its Affiliates will not, and must procure that any licensees or sublicensees do not, use, develop, Commercialize, sell, supply or export any Trofinetide Compound or Trofinetide Product, directly or indirectly, for use, in the Territory.

Without limiting the foregoing, each party undertakes, and must procure that its Sub-Licensees, licensees or sublicensees (as applicable) undertake, except as expressly permitted by this Agreement:

(i) not to sell, supply or export any Compound or Product directly or indirectly for use in contravention of the foregoing covenants; and

(ii) in the case of ACADIA, not to:

(A) engage in promotional activities for any NNZ-2591 Compound or NNZ-2591 Product directed outside the NNZ-2591 Field or in or to any terminated territory with respect to such NNZ-2591 Compound or NNZ-2591 Product;

(B) engage in promotional activities for any Trofinetide Compound or Trofinetide Product directed outside the Trofinetide Field or in or to any terminated territory with respect to such Trofinetide Compound or Trofinetide Product;

(C) sell or fill any orders for any NNZ-2591 Compound or NNZ-2591 Product to customers directed outside the NNZ-2591 Field or in any terminated territory with respect to such NNZ-2591 Compound or NNZ-2591 Product; or

(D) sell or fill any orders for any Trofinetide Compound or Trofinetide Product to customers directed outside the Trofinetide Field or in any terminated territory with respect to such Trofinetide Compound or Trofinetide Product; and

(iii) in the case of Neuren, not to:

(A) engage in promotional activities for any NNZ‑2591 Compound or NNZ‑2591 Product directed inside the NNZ‑2591 Field in or to the Territory;

(B) engage in promotional activities for any Trofinetide Compound or Trofinetide Product directed in or to the Territory;

(C) sell or fill any orders for any NNZ‑2591 Compound or NNZ‑2591 Product to customers directed inside the NNZ‑2591 Field in the Territory; or

(D) sell or fill any orders for any Trofinetide Compound or Trofinetide Product to customers directed in the Territory.

12 Warranties by ACADIA

12.1 ACADIA representations

ACADIA represents, warrants and covenants to Neuren that:

(a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof,

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action,

(c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by ACADIA does not conflict with, or breach any agreement to which ACADIA is a party, or any of ACADIA’s articles of incorporation or bylaws;

(d) it has:

(i) or will have, access to suitably qualified technical staff to carry out the manufacture of each Product in the Territory to be performed by or on behalf of ACADIA, subject to Neuren’s compliance with the terms of this Agreement or any other written agreement between the parties; and

(ii) access to the necessary staff and facilities to carry out the marketing, promotion, distribution and sale of each Product in the Territory to be performed by or on behalf of ACADIA;

(e) it will exercise Commercially Reasonable Efforts in connection with the Manufacture, distribution, marketing, promotion and sale of each Product in the applicable Field in the Territory;

(f) in the Manufacture, distribution, marketing, promotion and sale of each Product, it will comply in all material respects with the provisions of all acts, regulations, by-laws, orders, directions, notices and instructions made or given by any Governmental Agency or other Regulatory Authority acting under any act, regulation or by-law in the Territory and with the applicable Marketing Authorisation;

(g) it will comply fully with all relevant safety standards in connection with the storage, transportation and distribution of each Product in the Territory; and

(h) it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Compound or Product, and in the event that either party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such party, including the party itself or its Affiliates or licensees or sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such party shall immediately notify the other party in writing and such party shall cease employing, contracting with, or retaining any such person to perform any such services.

12.2 Exclusion

Except as expressly set forth in this Agreement, ACADIA expressly disclaims any and all warranties of any kind, express or implied, including the warranties of design, merchantability, fitness for a particular purpose, noninfringement of the intellectual property rights of third parties, or arising from a course of dealing, usage or trade practices, in all cases with respect thereto. Without limiting the generality of the foregoing, ACADIA does not represent or warrant:

(a) that the activities contemplated in any Development plan or Commercialization plan shall achieve any of the objectives contemplated therein; or

(b) the success of any study or test conducted by ACADIA pursuant to this Agreement.

13 Warranties by Neuren

13.1 Neuren representations

Neuren represents, warrants and covenants to ACADIA that:

(a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof,

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action,

(c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Neuren does not conflict with, or breach any agreement to which Neuren is a party, or any of Neuren’s articles of incorporation or bylaws;

(d) Neuren has the right to grant to ACADIA the licences and rights granted to ACADIA by Neuren under this Agreement;

(e) it has not as of the Commencement Date, and will not during the Term, grant any right to any Third Party under the Neuren IP or Methodology that would conflict with the rights granted to ACADIA hereunder;

(f) it has or will have, access to suitably qualified technical staff to carry out the activities to be performed by or on behalf of Neuren as contemplated by this Agreement, subject to ACADIA’s compliance with the terms of this Agreement or any other written agreement between the parties;

(g) it will exercise Commercially Reasonable Efforts in connection with the activities to be conducted by or on behalf of Neuren with respect to Products pursuant to this Agreement;

(h) in connection with the activities to be conducted by or on behalf of Neuren with respect to Products pursuant to this Agreement, it will comply in all material respects with the provisions of all acts, regulations, by-laws, orders, directions, notices and instructions made or given by any Governmental Agency or other Regulatory Authority acting under any act, regulation or by-law in the Territory and with the applicable Marketing Authorisation;

(i) Neuren has not received notice from any Third Party alleging, and is not aware of any facts or circumstances that would result in, any infringement of the rights of any Third Party in the Development, Manufacture, use or Commercialization of any Compound or Product or practice of the Methodology as contemplated by this Agreement, and, to the best of Neuren’s knowledge, use of the Neuren IP in accordance with the terms of this Agreement will not infringe on the rights of any Third Party (including any Third Party’s Intellectual Property Rights);

(j) as of the Commencement Date, it has received no notice and is not aware of any claim or demand or of any threatened or pending litigation regarding the Neuren IP or the Methodology, including any action or litigation alleging that the practice or use of any Neuren IP or the Methodology would infringe any patent rights or other Intellectual Property Right of any Third Party;

(k) no Third Party has any rights to or interest in the Neuren IP in the Territory in respect of the applicable Field;

(l) Neuren has not given any notice to any Third Party asserting infringement by such Third Party of any of the Neuren IP and, to Neuren’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Neuren IP;

(m) the Neuren IP is valid, subsisting and in full force and effect and, to Neuren’s knowledge, is enforceable and Neuren has not misappropriated any rights of Third Parties with respect to the Neuren IP;

(n) Neuren or its Affiliates own all right, title and interest in and to the Neuren IP in the Field free and clear of all encumbrances, security interests, options and licences; and

(o) it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Compound or Product, and in the event that either party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such party, including the party itself or its Affiliates or licensees or sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such party shall immediately notify the other party in writing and such party shall cease employing, contracting with, or retaining any such person to perform any such services.

13.2 Exclusion

Except as expressly set forth in this Agreement, Neuren expressly disclaims any and all warranties of any kind, express or implied, including the warranties of design, merchantability, fitness for a particular purpose, noninfringement of the intellectual property rights of third parties or arising from a course of dealing, usage or trade practices, in all cases with respect thereto. Without limiting the generality of the foregoing, Neuren does not represent or warrant:

(a) that the activities contemplated in any Development plan or Commercialization plan shall achieve any of the objectives contemplated therein; or

(b) the success of any study or test conducted by Neuren pursuant to this Agreement.

14 Sub-Licences

14.1 Appointment

(a) Subject to this clause 14, ACADIA may appoint Sub-Licensees.

(b) ACADIA must notify Neuren of the appointment and identity of each Sub‑Licensee and must enter into a binding agreement with each Sub-Licensee (as may be amended, a “Sub-Licence Agreement”).

(c) If requested by Neuren, ACADIA must promptly share any Sub-Licence Agreement with Neuren; provided that ACADIA may redact competitively sensitive information that is not necessary for Neuren to determine compliance with this Agreement or the amount of payments due to Neuren hereunder.

(d) The Sub-Licence Agreement and the terms and conditions of appointment of any Sub-Licensee must be consistent with the terms of this Agreement.

(e) Without the prior written consent of Neuren, which consent shall not be unreasonably withheld, ACADIA must not, prior to the commencement by ACADIA of a Phase II Clinical Study anywhere in the world with respect to NNZ‑2591 Compound or NNZ‑2591 Product in the NNZ-2591 Field, appoint a Sub-Licensee to acquire, assume or otherwise take on all or substantially all of ACADIA’s rights or obligations under this Agreement with respect to NNZ-2591 Compound or NNZ‑2591 Product or in circumstances which would, in effect, constitute an assignment, transfer or other disposal by ACADIA of, all or substantially all of ACADIA’s rights or obligations under this Agreement with respect to NNZ-2591 Compound or NNZ‑2591 Product if that assignment, transfer or other disposal would not be permitted under clause 29.5.

14.2 Compliance with sub-licence

ACADIA will cause any Sub-Licensee to comply with the terms and conditions of its Sub-Licence Agreement, including compliance with any of the terms and conditions required for ACADIA to comply with this Agreement.

14.3 Responsibility of ACADIA

The performance of any obligation by a Sub-Licensee of ACADIA does not relieve ACADIA of responsibility for any obligation of ACADIA under this Agreement.

14.4 Sublicence to Affiliates

ACADIA may also grant sublicences under the Neuren IP to any of its Affiliates, will cause any Affiliate to comply with any of the terms and conditions required for ACADIA to comply with this Agreement, and will remain responsible for performance by any Affiliate of ACADIA of any obligation of ACADIA under this Agreement. Any such sublicence will terminate immediately upon the relevant party ceasing to be an Affiliate of ACADIA.

14.5 Sub-Licensee royalties

ACADIA will cause all Sub-Licensees to have the same obligations to keep accounts and records as ACADIA has under clause 15.3(b).

14.6 Sublicences by Neuren

The provisions of clauses 14.1 through 14.4 shall apply with respect to Neuren and any sublicence granted by it under any Intellectual Property Rights of ACADIA licensed to Neuren pursuant to this Agreement.

15 Fees and Royalties

15.1 Payment of the Fees

(a) ACADIA shall pay or procure its nominated Affiliate to pay (as applicable) Neuren:

(i) the Upfront Fee in accordance with the payment terms set out in clause 1 of the Fee Schedule;

(ii) each Development Milestone Fee in accordance with the payment terms set out in clause 2 of the Fee Schedule;

(iii) each Sales Milestone Fee in accordance with the payment terms set out in clause 3 of the Fee Schedule; and

(iv) each Sub-Licensee Fee in accordance with the payment terms set out in clause 5 of the Fee Schedule.

(b) For the avoidance of doubt, none of the Fees are refundable under any circumstances; provided, however, that ACADIA retains the right to claim any excess payments as damages in any court or arbitration proceeding.

(c) Upon the achievement of each Development Milestone Fee and Sales Milestone Fee, Neuren shall invoice ACADIA, and ACADIA shall pay such Fee within […***…] days of delivery of the invoice.

15.2 Priority review voucher

(a) If ACADIA receives or has already received a Rare Paediatric Disease Priority Review Voucher from the FDA on approval of a NDA for any Product for any indication, ACADIA will pay to Neuren one third of the proceeds after applicable taxes from the sale of such voucher or the value if not sold but used by ACADIA in connection with filing an NDA with the FDA for a product other than a Product within […***…] days of delivery of the invoice with respect to such payment.

(b) For the purposes of this clause 15.2, if:

(i) a Priority Review Voucher is sold to an independent Third Party, the sale value will be the amount paid or to be paid by that Third Party or, if any part of the consideration for the sale is not in cash, the market value of such non‑cash consideration less applicable taxes on such sale or transfer (but in any event, excluding tax on the income of ACADIA resulting from such sale); and

(ii) a Priority Review Voucher is not sold at all or is not sold to an independent Third Party and ACADIA submits it to the FDA with the corresponding NDA for any product other than a Product, the sale value will be the average price paid by purchasers of Rare Paediatric Disease Priority Review Vouchers in the last 3 publicly announced sales of such vouchers by any holders to independent third parties immediately preceding the issuance of the priority review voucher to ACADIA.

15.3 Royalties

(a) Royalties are payable by ACADIA to Neuren within […***…] days after the last day of each Quarter for all Net Revenues during such Quarter, in accordance with the royalty calculations set forth in clause 4 of the Fee Schedule.

(b) ACADIA (including its Affiliates) and Sub-Licensees shall keep complete and accurate books and records which may be necessary to ascertain properly and to verify the payments owed hereunder and retain those books and records for at least […***…] years. ACADIA shall furnish Neuren with quarterly reports on sales of the Product within […***…] days after the end of each Quarter; provided that such report shall be due […***…] days after the end of the fourth Quarter of each calendar year, together with the payment of Royalties for such Quarter. Each quarterly report must include:

(i) the gross amounts invoiced for each Product by ACADIA (including its Affiliates) and Sub-Licensees in each country and Region in the Territory;

(ii) each category of the allowable deductions (as set forth in the definition of Net Revenue) that result in the Net Revenue for those countries and Regions;

(iii) a calculation of the Royalties due on such sales;

(iv) the number of units and price of Products sold; and

(v) the application of any reductions, in accordance with clauses 4.3 and 4.6 of the Fee Schedule.

15.4 Translation of Foreign Currency Sales

ACADIA’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into United States dollars. This methodology is used by ACADIA in the translation of its foreign currency operating results, is consistent with generally accepted accounting principles, is audited by ACADIA’s independent certified public accountants in connection with the audit of the consolidated financial statements of ACADIA, and is used for external reporting of foreign currency operating results.

15.5 Payment

All payments to Neuren under this Agreement must be made:

(a) to the account that Neuren nominates in writing from time to time during the Term;

(b) electronically; and

(c) in US$.

If an amount specified in this Agreement is expressed in currency other than US$, that amount will be converted into US$ using the exchange rate methodology set out in clause 15.4.

15.6 Tax

If any withholding taxes are levied by any taxing authority in connection with the payment to Neuren of Fees, Royalties or other amounts under this Agreement and are required to be paid or deducted by ACADIA, ACADIA will withhold and pay such taxes from the applicable payment to Neuren to such taxing authority on behalf of Neuren and will promptly provide written evidence of such payment and such other related documentation as Neuren may reasonably require.

15.7 Fully Paid Licences

Unless the Agreement has been terminated under clause 22, upon expiration of the Exclusivity Period for a Product in a given country in the Territory, the licence granted to ACADIA in the applicable Field in such country in respect of that Product only (and not for any other indication, country or Product or Compound) shall survive any termination of this Agreement on a fully‑paid, royalty‑free, irrevocable, perpetual and non-exclusive basis.

16 Default interest

16.1 ACADIA to pay interest

If ACADIA fails to pay any undisputed amount payable under this Agreement on the due date for payment, ACADIA must pay interest on the amount unpaid at the rate of […***…]% per annum above the current Citibank N.A. published prime rate. This interest must be paid on demand.

16.2 Calculation of interest

The interest payable under clause 16.1 accrues daily from and including the due date for payment up to but excluding the actual date of payment.

16.3 Other remedies unaffected

Neuren’s right to require payment of interest under this clause 16 does not affect any other rights and remedies it may have in relation to any failure to pay an amount due under this Agreement.

17 ACADIA to keep accounts and records

(a) Within the Term of this Agreement, Neuren may not more than […***…] each calendar year have an independent Third Party certified public accountant, proposed by Neuren and agreed to by ACADIA (such agreement not to be unreasonably withheld or delayed) (an “Independent Auditor”), inspect ACADIA’s records for […***…] years preceding the period to which the applicable Royalties pertain for the purpose of determining the accuracy of royalty payments in accordance with the procedure set out in this clause 17. Upon Neuren’s reasonable request, ACADIA shall exercise its right to appoint an Independent Auditor to audit each Sub-Licensee’s records in accordance with this clause 17 and shall share the results of such audit with respect to amounts payable to Neuren under this Agreement.

(b) Neuren must submit an audit plan, including audit scope, to ACADIA for ACADIA’s approval, which shall not be unreasonably withheld, prior to audit implementation. Such audits may be exercised during normal business hours upon reasonable prior written notice to ACADIA.

(c) Each Independent Auditor must be instructed to keep confidential any information obtained during such inspection and to report to Neuren and ACADIA only the amounts of Net Revenues and Royalties that have been or are due and payable.

(d) If determined that additional Royalties are owed, or that Royalties were overpaid, during such period, ACADIA will pay Neuren the additional Royalties, or Neuren will pay ACADIA the overpaid Royalties within […***…] days of the date the Independent Auditor’s written report is received by the parties.

(e) The fees charged by an Independent Auditor will be paid by Neuren unless any additional Royalties owed to Neuren exceed […***…]% of the Royalties paid for the period subject to the audit, in which case ACADIA will pay the fees of the accounting firm.

18 Confidential Information

18.1 Confidential Information to be kept confidential

Subject to this clause 18, the receiving party must keep all Confidential Information (which shall include the Methodology) received either prior to the Commencement Date or during the Term, strictly confidential.

18.2 Prior consent

Subject to clauses 18.3, 18.8 and 18.9, neither party will directly or indirectly disclose, disseminate, distribute, divulge, sell or communicate to or use for any purpose except as expressly permitted by this Agreement or any other written agreement between the parties, any of the Confidential Information of the other party, unless and until the receiving party has first obtained the written consent of the other party.

18.3 Disclosure to employees and contractors

Subject to clauses 18.8 and 18.9, the receiving party will not directly or indirectly disclose Confidential Information of the other party to its employees, contractors or any other persons unless such persons necessarily require access to such Confidential Information in order to assist the receiving party to exercise its rights or perform its obligations under this Agreement.

18.4 Compliance by employees and contractors

(a) Each party will direct any of its employees, contractors or other persons to whom Confidential Information of the other party is disclosed to comply with the terms of this Agreement relating to confidentiality.

(b) Each party will be responsible for compliance by its officers, employees, agents, contractors, advisers or any other persons to whom Confidential Information of the disclosing party has been disclosed by or on behalf of the receiving party (including as permitted under clause 18.9(b)) with the receiving party’s obligations under this clause 18.

18.5 Reasonable steps and precautions

Each party will take all reasonable steps to eliminate the risk of unauthorised disclosure of any Confidential Information that it has received from the other party or its Affiliates and the burden will be on the receiving party to show that all such precautions and care were used.

18.6 Uncertainty as to confidentiality

In the event of any uncertainty as to whether or not any part of the Confidential Information is confidential, the receiving party will treat that part of the Confidential Information, as the case may be, as confidential and will not disclose that part of the Confidential Information until the receiving party is advised by disclosing party in writing that that part of the Confidential Information is not part of the disclosing party’s Confidential Information.

18.7 Unauthorised disclosure

If the receiving party becomes aware of any unauthorised disclosure or misuse of any Confidential Information of the disclosing party, it will immediately notify the disclosing party in writing of the full particulars of the unauthorised disclosure or misuse.

18.8 Exceptions to obligations

The restrictions contained in clause 18 shall not apply to information that the receiving party can prove by competent written evidence:

(a) is already in the public domain or becomes available to the public other than through breach of this Agreement by the receiving party;

(b) was lawfully in the receiving party’s possession prior to the Commencement Date, other than as provided to the receiving party by the disclosing party or any of its Affiliates under the terms of the Prior Confidentiality Agreement or Initial Licence;

(c) was received by the receiving party independently from a Third Party free to disclose such information to receiving party without obligation of confidentiality; or

(d) was developed by the receiving party independent of any Confidential Information of the disclosing party.

18.9 Authorized disclosures

The receiving party may disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) submission by a receiving party to a Government Agency including, for the avoidance of doubt, any Regulatory Authorities, to facilitate the issuance of registrations for the Product, provided that reasonable measures shall be taken by the receiving party to assure confidential treatment of such Confidential Information (if possible);

(b) disclosure by the receiving party to Affiliates and Third Parties, including Sub-Licensees and potential Sub-Licensees, under confidentiality agreements having provisions at least as stringent as those in this Agreement, to facilitate the receiving party’s exercise of its rights or performance of its obligations pursuant to this Agreement or in connection with due diligence investigations or financing transactions of the receiving party or its Affiliates; or

(c) is otherwise required to be disclosed in compliance with applicable laws or regulations (including, without limitation and for the avoidance of doubt, the requirements of the U.S. Securities and Exchange Commission (the “SEC”) or any stock exchange on which securities issued by a party are traded) or order by a court or other regulatory body having competent jurisdiction, including prosecuting or defending litigation, provided that, if a party is required to make any such disclosure of the other party’s Confidential Information, such party will give reasonable advance written notice to the disclosing party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use reasonable measures to secure confidential treatment of such Confidential Information required to be disclosed; or

18.10 Survival of obligations

The parties’ confidentiality obligations under this Agreement will survive during the Term of this Agreement and for […***…] years thereafter.

18.11 Publications

(a) Each party and its Affiliates may propose for disclosure through academic or scientific publication or presentation any results of and other information regarding such party’s Development activities with respect to any Compound or Product, whether by oral presentation, manuscript or abstract, with the prior review and approval of the JSC in accordance with the procedures set forth in this clause 18.11. The other party may consent in writing to such publication or presentation if the JSC is not scheduled to meet at a time that would allow for review on the timelines contemplated in this clause 18.11, in which case, references to the JSC review, comment and approval shall be deemed to refer to the party other than the party proposing to make such publication or presentation. Before any such information is submitted for publication or presentation of any such information is made, the party proposing to make such publication or presentation shall deliver a complete copy to the JSC at least […***…] days prior to submitting the material to a publisher or initiating any other disclosure. The JSC shall review any such material and give its comments to the publishing Party within […***…] days of receipt of such information. With respect to oral presentation materials and abstracts, the parties, through the JSC, will use reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing party with comments, if any, but in no event later than […***…] days from receipt. The publishing party shall comply with the JSC’s request to delete references to Confidential Information in any such publication or presentation and agrees to delay any submission for publication or other public disclosure for a period of up to an additional […***…] days for the purpose of preparing and filing appropriate patent applications. Notwithstanding the foregoing:

(i) after First Commercial Sale in the Territory of a Trofinetide Compound or Trofinetide Product:

(A) ACADIA may publish, present or disclose any information relating to any Trofinetide Compound or Trofinetide Product in the applicable Field, without JSC review or approval; and

(B) Neuren may publish, present or disclose any information that ACADIA has made publicly available relating to any Trofinetide Compound or Trofinetide Product in the applicable Field, without JSC review or approval; and

(ii) after first commercial sale outside the NNZ-2591 Field of a NNZ-2591 Compound or NNZ-2591 Product:

(A) ACADIA may publish, present or disclose any information relating to any NNZ-2591 Compound or NNZ-2591 Product in the NNZ-2591 Field, without JSC review or approval; and

(B) Neuren may publish, present or disclose any information relating to any NNZ-2591 Compound or NNZ-2591 Product outside the NNZ-2591 Field or any information that ACADIA has made publicly available within the NNZ‑2591 Field, without JSC review or approval.

(b) Each party will be permitted to disclose information with respect to Development of any Compound or Product in the applicable Field on clinicaltrials.gov (or comparable website for any jurisdiction outside the United States) in accordance with normal business practices, without the need to obtain the consent of the other party or the JSC.

18.12 Prior agreements

As of the Effective Date, the terms of this clause 18 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the parties (or their Affiliates) dealing with the subject of this Agreement, including the Prior Confidentiality Agreement and Initial Licence. Any information disclosed pursuant to any such prior agreements shall be deemed Confidential Information for purposes of this Agreement.

18.13 Equitable Relief

Given the nature of the Confidential Information and the competitive damage that a party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages would not be a sufficient remedy for any breach of this clause 18. In addition to all other remedies, a party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this clause 18.

19 Improvements

19.1 Improvements

If Neuren or ACADIA makes any Improvement, Neuren or ACADIA (as applicable) will forthwith disclose the same to the other party.

19.2 Improvements solely made by Neuren

If the Improvement is solely made by or on behalf of Neuren or any of its Affiliates (a “Neuren Improvement”), it will automatically form part of the Neuren IP upon the creation or acquisition of such Neuren Improvement by or on behalf of Neuren or its Affiliate (and test results and data within any such Neuren Improvement shall be subject to clause 8.2).

19.3 Improvements solely made by ACADIA

(a) If the Improvement is made by or on behalf of ACADIA or any of its Affiliates (“ACADIA Improvement”), such ACADIA Improvement shall be solely owned by ACADIA.

(b) ACADIA shall grant and hereby grants to Neuren during the Term an exclusive (other than with respect to ACADIA), royalty-free, fully-paid license, with rights to grant sublicences (subject to clause 14.6), under any ACADIA Improvement that is necessary or reasonably useful to make, have made, use, sell, and import a Product outside the applicable Field or outside the applicable Territory; provided that with respect to Trofinetide Compounds or Trofinetide Products, such licence shall only be effective upon termination of this Agreement in a given territory with respect to a given Trofinetide Compound or Trofinetide Product, and upon such termination, for use of such Trofinetide Compound or Trofinetide Product in such terminated territory.

19.4 Improvements made jointly by Neuren and ACADIA

If the Improvement is made jointly by or on behalf of Neuren and ACADIA or their respective Affiliates (“Joint Improvement”), each party shall own an equal undivided interest in such Joint Improvement. Each party shall have the unrestricted right to practice and use any Joint Improvement to make, have made, use, sell, offer for sale and import products; provided that with respect to Products, in the case of ACADIA, such rights shall be exclusive in the applicable Field, and in the case of Neuren, exclusive outside of the applicable Field, and rights to Joint Improvements shall be subject to any rights and licences granted by one party to the other party hereunder. Neither party shall have an obligation to obtain the other party’s consent or account to the other with respect to the exploitation of such Joint Improvement or the grant of any right or licence to any other person to use or practice any Joint Improvement.

19.5 Execution of further documents

Each party agrees to do all things, take all reasonable actions and execute all documents necessary or desirable, at the requesting party’s cost as and when reasonably required by a party, to give effect to this clause 19.

20 Prosecution and maintenance of Patents

20.1 Intention

The parties acknowledge that it is their intention that:

(a) ACADIA will be primarily responsible for and control the enforcement, prosecution and maintenance of the Trofinetide Patents and Trofinetide IP;

(b) ACADIA will be primarily responsible for and control the enforcement, prosecution and maintenance of the NNZ-2591 Patents and NNZ-2591 IP to the extent that they relate solely to the NNZ-2591 Field in the Territory; and

(c) Neuren will be primarily responsible for and control the enforcement, prosecution and maintenance of the NNZ-2591 Patents and NNZ-2591 IP in all other cases.

on and subject to the terms of this Agreement. Accordingly, for the purposes of this clause 20 and clause 21:

(d) for the Trofinetide Patents, Trofinetide IP, Trofinetide Compound and Trofinetide Product, ACADIA will be the Primary Party, the Trofinetide Patents will be ACADIA’s Primary Patents and Neuren will be the Secondary Party; and

(e) for the NNZ-2591 Patents, NNZ-2591 IP, NNZ-2591 Compound and NNZ-2591 Product, Neuren will be the Primary Party, the NNZ‑2591 Patents will be Neuren’s Primary Patents and ACADIA will be the Secondary Party, except to the extent they solely relate to the NNZ 2591 Field in the Territory, in which case, ACADIA will be the Primary Party, they will be ACADIA’s Primary Patents and Neuren will be the Secondary Party.

20.2 Patents applied for as of the Commencement Date

The Primary Party will take, or will procure that an Affiliate of the Primary Party takes, all actions necessary to achieve registration in a timely manner of any of its Primary Patents that either party or an Affiliate of either party has applied to have registered anywhere in the Territory as of the Commencement Date, and to maintain any of its Primary Patents when issued, at that Primary Party’s expense.

20.3 Patents applied for after the Commencement Date

(a) If a Secondary Party requires any of the Primary Party’s Improvements or Joint Improvements patents to be applied for in any country in the Territory, the Secondary Party will notify the Primary Party of this, and the Primary Party must notify the Secondary Party within […***…] days of such a request whether or not the Primary Party will file the patent application in some or all of the requested countries. If the Primary Party elects to file the patent application, the Primary Party will promptly file the patent application in those countries that the Secondary Party requests, and take all actions necessary to achieve registration of those patents in a timely manner, provided however that:

(i) all costs in applying for, prosecuting and registering such patent applications and maintaining any patents that issue thereon must be borne by the Primary Party; and

(ii) all such patent applications in respect of Neuren Improvements or Joint Improvements will be made in the name of Neuren or an Affiliate of Neuren; and

(iii) all such patent applications in respect of ACADIA improvements will be made in the name of ACADIA or an Affiliate of ACADIA.

(b) Once such patent applications have been filed, they will automatically form part of the Patents licensed to ACADIA by Neuren under this Agreement.

(c) If the Primary Party elects not to file for such patent application in any country in the Territory, the Primary Party shall promptly assign its interest in the Primary Party’s Improvement or Joint Improvement and any rights to file for such patent applications to the Secondary Party and the Secondary Party may itself apply for, prosecute and register those patent applications and maintain any patents that issue thereon in such country in the Territory at its own cost and in its own name and the Secondary Party will own any and all rights therein in the applicable Field (and the foregoing shall no longer be included in the Primary Party’s Improvements or Joint Improvements, as applicable).

20.4 Obligations in respect of Patents

Subject to clause 20.5(b), unless otherwise agreed between the parties, the Primary Party will procure that none of the Primary Party’s Patents in respect of a Compound or Product or Joint Improvement patents are abandoned or allowed to lapse during the Term.

20.5 Cooperation; Secondary Party Step In Rights

(a) The Primary Party shall keep the Secondary Party informed of progress with regard to the preparation, filing, prosecution and maintenance of its Primary Patents in the Territory, including content, timing and jurisdiction of the filing of such Patents, and shall consult with, and follow the good faith requests and suggestions of, the Secondary Party with respect to filing and prosecuting the Primary Party’s Primary Patents in the Territory.

(b) In the event that a Primary Party desires to abandon or cease prosecution or maintenance of any Primary Patent in the Territory, the Primary Party shall provide reasonable prior written notice to the Secondary Party of such intention to abandon (which notice shall, to the extent possible, be given no fewer than […***…] days prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office). In such case, at the Secondary Party’s sole discretion, upon written notice from the Secondary Party to the Primary Party, the Secondary Party may elect to continue prosecution or maintenance of any such Patent at its own expense, and the Primary Party shall execute such documents and perform such acts, at the Primary Party’s expense, as may be reasonably necessary to effect an assignment of the Primary Party’s entire right, title, and interest in and to such Patent in the Territory in the Field to the Secondary Party. Any such assignment shall be completed in a timely manner to allow the Secondary Party to continue prosecution and maintenance of any such Patent in the Territory and any such Patent so assigned shall cease to be a Patent of the Primary Party and shall no longer be subject to any rights granted by the Secondary Party to the Primary Party under this Agreement.

(c) Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of patent applications and patents as contemplated in this clause 20 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and their equivalent with respect thereto. Such cooperation includes:

(i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other party to prepare, file for, prosecute and maintain patent applications and patents as contemplated in this clause 20; and

(ii) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

Without limiting the foregoing, ACADIA shall have the sole authority and discretion to maintain with the applicable Governmental Agencies in the Territory during the Term listings of applicable Patents for any Product then being commercialized by ACADIA in the applicable Field in the Territory, including all Orange Book listings required under the Hatch-Waxman Act.

(d) Subject to clause 5.6, Neuren shall update ACADIA through the JSC (or pursuant to clause 7.2(a)(iii), as applicable) of material events with regard to the preparation, filing, prosecution and maintenance of patent applications and patents relating to any Compound or Product outside the applicable Field in the Territory.

21 Infringement of IP and Proceedings

21.1 Reporting infringement of Neuren IP

Upon either party becoming aware of any use by any other person of a method of Manufacture of any Product, a product, mode of advertising or design which might reasonably amount to infringement of any of the Neuren IP or to unfair competition or passing off or any other equivalent or similar breach of any applicable law within the Territory, that party will promptly report to the other party particulars.

21.2 Allegations of invalidity of Neuren IP

If it comes to the notice of either party that any person alleges that any part of the Neuren IP is invalid, infringes any rights of that person, or is open to any other form of attack, that party will not make any admission but will promptly report the matter in full detail to the other party.

21.3 Conduct of proceedings with respect to Neuren IP

(a) Subject to clause 21.3(c), if within […***…] days after reporting under clause 21.1, the parties fail to agree on a joint course of action with respect to an Infringement claim that specifically relates to any Product in the Field in the Territory (“Infringement Claim”), the Primary Party for that Product will have the first right to undertake the defence or prosecution of the Infringement Claim (“Infringement Defence”).

(b) Should the Primary Party undertake any Infringement Defence, the Secondary Party will fully co-operate with the Primary Party in relation to such Infringement Defence, including, if required to bring such action, the furnishing of a power of attorney or being named as a party, and the costs and expenses of any such Infringement Defence will be borne by the Primary Party, unless the Secondary Party chooses to participate in such Infringement Defence in which case all parties will bear their own costs of the action. For the avoidance of doubt and subject to clause 21.3(c), the conduct of any Infringement Defence that the Primary Party undertakes in accordance with this clause 21.3 shall be controlled by the Primary Party. Unless otherwise agreed in writing as part of any cost-sharing arrangement, any recoveries resulting from such Infringement Defence shall be applied as follows:

(i) first, to reimburse each party for all out-of-pocket costs incurred by such party in connection with such Infringement Defence (on a pro rata basis, based on each party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii) second, any remainder shall be retained by the Primary Party, except that, in the case where ACADIA is the Primary Party such amounts shall be regarded as Net Revenues and any applicable Royalty thereon paid to Neuren.

(c) Should the defence or prosecution of any Infringement Defence undertaken by the Primary Party also involve an Invalidity Claim (“Infringement and Invalidity Defence”):

(i) the Secondary Party and/or its Affiliates and any of the Secondary Party’s or its Affiliates’ Third Party licensees of any of the Neuren IP at issue outside the Field or outside the Territory (“Third Party Licensees”) shall have the right, at their own expense, to be involved in such Infringement and Invalidity Defence as it relates to invalidity issues and the Primary Party will make no admissions which would materially prejudice the Secondary Party’s or its Affiliates’ or any Third Party Licensees’ rights in such Neuren IP without the written consent of the Secondary Party, not to be unreasonably withheld;

(ii) any amounts recovered under an Infringement and Invalidity Defence that the Secondary Party and/or its Affiliates or Third Party Licensees participate in, will be shared in the same manner as set out in clause 21.3(b); and

(iii) other than for matters involving admissions which would materially prejudice the Secondary Party’s or its Affiliates’ or any Third Party Licensee’s rights in such Neuren IP, the conduct of any Infringement and Invalidity Defence that the Primary Party undertakes in accordance with this clause 21.3 shall be controlled by the Primary Party in the same manner as an Infringement Defence.

(d) If within […***…] days after reporting under clause 21.2, the parties fail to agree on a joint course of action with respect to a claim or allegation challenging the validity, scope or enforceability of any Patent in the Territory or opposition proceeding against any Patent in the Territory, including inter partes review proceedings before PTAB or a similar tribunal in the Territory (“Invalidity Claim”), other than an Invalidity Claim that is part of any Infringement and Invalidity Defence pursuant to clause 21.3(c), the Primary Party will have the first right to undertake the defence or prosecution of the Invalidity Claim (“Invalidity Defence”), provided that the Secondary Party and its Affiliates and any Third Party Licensees shall have the right to participate in such action on the same conditions as an Infringement and Invalidity Defence as specified in clause 21.3(c), and the Invalidity Defence shall be conducted on the same conditions as an Infringement and Invalidity Defence as specified in clause 21.3(c). Any amounts recovered under an Invalidity Defence that the Secondary Party, or its Affiliates or Third Party Licensees participate in will be shared in the same manner as set out in clause 21.3(b).

(e) In the event of the Primary Party choosing not to undertake any Infringement Defence or Invalidity Defence, the Secondary Party and/or any of its Affiliates may do so on its own behalf and in that event, the Primary Party will fully co‑operate with the Secondary Party or any of its Affiliates in relation to such action, and the costs and expenses of any such action, including any costs or expenses normally incurred by or on behalf of the Primary Party will be borne by the Secondary Party, except as otherwise stated in this Agreement, and the proceeds of any such action will belong to the Secondary Party or any of its Affiliates; provided, however, that with respect to the Trofinetide Patents in the Territory, Neuren shall not have the right to undertake any Infringement Defence or Invalidity Defence without the prior written consent of Acadia (not to be unreasonably withheld). To establish whether the Primary Party has chosen to undertake any Infringement Defence or Invalidity Defence, the Secondary Party

may at any time after becoming aware of such claim serve a notice on the Primary Party requesting the Primary Party to specify whether it will undertake the Infringement Defence or Invalidity Defence. The Primary Party will have […***…] Business Days from the date of receipt of such notice, or if later until the date that is:

(i) […***…] days following the notice in clause 21.1 or 21.2; or

(ii) […***…] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing or defence of such actions,

whichever of clause 21.3(e)(i) or (ii) comes first, to respond to the Secondary Party in writing. If the Primary Party does not respond to the Secondary Party in writing within the specified time period, the Primary Party will be deemed to have undertaken not to undertake the Infringement Defence or Invalidity Defence. Neither the Secondary Party nor its Affiliate shall settle or compromise any such action or proceeding in any manner that would negatively affect the Primary Party’s rights under the Patents in the Territory under this Agreement without the prior written consent of the Primary Party, which shall not be unreasonably withheld.

21.4 Infringement of Third Party rights

(a) Each party shall promptly notify the other party in writing of any allegation by a Third Party that the activity of either party, or any of their respective Affiliates or Third Party licensees or sub-licensees (or Sub-Licensees), as applicable, pursuant to this Agreement infringes or may infringe the Intellectual Property Rights of a Third Party. Subject to Neuren’s indemnification obligations, ACADIA shall have the sole right to control any defence of any such claim involving alleged infringement of Third Party rights by activities of ACADIA or its Affiliates or Sub-Licensees at its own expense and by counsel of its own choice, and Neuren shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Subject to ACADIA’s indemnification obligations, Neuren shall have the sole right to control any defence of any such claim involving alleged infringement of Third Party rights by activities of Neuren or its Affiliates or Third Party licensees or sub-licensees at its own expense and by counsel of its own choice, and ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Neither Party shall enter into any settlement of any claim described in this clause 21.4 that negatively affects the other party’s rights or interests without such other party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall have the right to decline to defend or to tender defence of any such claim to the other party upon reasonable notice, including if the other party fails to agree to a settlement that such party proposes.

22 Termination

22.1 Termination by Neuren

Neuren may immediately terminate this Agreement with respect to a given Product with immediate effect by giving 10 Business Days’ notice in writing to ACADIA if, with respect to such Product:

(a) ACADIA challenges the validity of any of the Patents within the Neuren IP that is registered or opposes the grant to Neuren of registration of any of the Patents with the Neuren IP that is not registered; or

(b) it is permitted to do so under clause 4.7.

22.2 Termination by ACADIA

ACADIA may elect to terminate this Agreement at any time in its entirety or on a Product-by-Product basis, by providing 90 Business Days’ prior written notice to Neuren, provided that at any time after such notice by ACADIA, Neuren may accelerate the commencement date of such termination by providing 30 Business Days’ prior written notice to ACADIA of such accelerated commencement date.

22.3 Termination by either party for breach

Either party may terminate this Agreement with immediate effect, solely with respect to a given Product or country, by giving notice to the other party (“Defaulting Party”) if, with respect to such Product or country:

(a) the Defaulting Party breaches any provision of this Agreement requiring the payment of a monetary amount and fails to remedy the breach within 30 Business Days after receiving notice requiring it to do so with respect to any undisputed payment amounts; or

(b) the Defaulting Party breaches any material provision of this Agreement (other than any provision requiring the payment of a monetary amount) and fails to remedy the breach within 60 Business Days after receiving notice requiring it to do so.

If the Defaulting Party has a dispute as to whether such breach occurred or has been cured, it will so notify the non-Defaulting Party, and the expiration of the applicable cure period shall be suspended until such dispute is resolved pursuant to clause 28. Upon a determination of breach or failure to cure, the Defaulting Party may have the remainder of the applicable cure period to cure such breach. If such breach is not cured within the applicable cure period, then absent withdrawal of the non-Defaulting Party’s request for termination, this Agreement shall terminate with respect to the applicable Product or country as of the expiration of the applicable cure period.

For clarity, if a party has a right to terminate this Agreement due to an uncured material breach of the other party, and such breach relates solely to a particular Product or country, then the non-breaching party may terminate this Agreement solely with respect to such Product or country, and not this Agreement in its entirety.

23 Rights on Termination

23.1 Termination without prejudice to rights or obligations of parties

Any termination of this Agreement will be without prejudice to the rights, and without relief of obligations, of either party accruing prior to such termination or in respect of any sums or other claims outstanding at the time of termination.

23.2 Effect of any termination

Upon any termination of this Agreement under clause 22.1, 22.2 or 22.3 with respect to a given Product or country, then, solely with respect to such terminated Product or country:

(a) ACADIA will immediately pay any sums payable to Neuren including without limitation all Royalties which are then due and payable;

(b) except to the extent of any surviving licences as provided under clause 15.7, ACADIA will immediately cease to use the Neuren IP in any connection whatsoever;

(c) except to the extent of any surviving licences as provided under clause 15.7 or to the extent that Neuren is entitled to information from ACADIA pursuant to clause 23.3, each party shall promptly return to the other party, or delete or destroy, all relevant records and materials in such party’s possession or control containing Confidential Information of the other party; provided that such party may keep one copy of such information for archival purposes only subject to continuing confidentiality obligations; and

(d) in the case of termination in respect of a given country and subject to clause 23.3, that country will be excluded from the definition of Initial Territory, New Territory and Territory (as applicable) for the applicable Compound and Product.

23.3 Additional effect of termination under clause 22.2 or by Neuren under clause 22.1 or 22.3

Upon any termination of this Agreement by Neuren under clause 22.1 or 22.3 or by ACADIA under clause 22.2 with respect to a given Product or country, then, solely with respect to such terminated Product or terminated country:

(a) subject to clause 23.3(a)(v), ACADIA will do the following, except in any country in which there is a surviving licence as provided under clause 15.7:

(i) at Neuren’s expense, arrange for the transfer of all of the Marketing Authorisations and any IND with respect to such terminated Product in such terminated country held by ACADIA or its Affiliate to Neuren or its nominated representative and to take all actions reasonably necessary to ensure the transfer of those Marketing Authorisations and any IND to Neuren or its nominated representative occurs in a timely manner;

(ii) at Neuren’s expense, arrange for the transfer of sponsorship of any clinical or non-clinical studies of such terminated Product in such terminated country of which ACADIA or its Affiliate is the sponsor that are in progress to enable Neuren to continue such studies if it elects to do so by written notice to ACADIA provided on or before the effective date of termination;

(iii) at ACADIA’s expense:

(A) transfer to Neuren electronic copies of all data, reports, Methodology and Know-how solely relating to such terminated Product (or relevant Compound contained therein) that are Controlled by ACADIA or its Affiliates, to the extent necessary or reasonably useful for use or sale of such terminated Product in such terminated country;

(B) following termination of all rights in the Territory with respect to such terminated Product, deliver up all physical copies of the Methodology and Neuren and its Affiliates’ Confidential Information and Know-how relating to such terminated Product; and

(C) following termination of all rights in the Territory with respect to such terminated Product, permanently delete all electronic copies of the Methodology, Neuren and its Affiliates’ Confidential Information and Know-how relating to such terminated Product (or relevant Compound contained therein), including any notes, reports and documents which contain or refer to the Methodology, Neuren and its Affiliates’ Confidential Information and Know-how relating to such terminated Product in ACADIA’s possession, power or control; provided, however, that ACADIA retain one copy of such Confidential Information and Know‑how for legal archival purposes only; provided, however, if there is a surviving licence in any country as provided under clause 15.7, ACADIA will share copies of the foregoing with Neuren for use in all countries excluding any country in which ACADIA retains a license, and ACADIA shall retain all of the foregoing for use pursuant to any country in which ACADIA retains a license;

(iv) ACADIA must not, at any time, use any trademarks previously used by it that solely relate to such terminated Product (or relevant Compound contained therein) in such terminated country or use any trademarks, names, labels or logos deceptively or confusingly similar to those trademarks; for clarity, in no event shall the foregoing apply to any trademark, name, label or logo with respect to the name ACADIA or Acadia Pharmaceuticals Inc.; and

(v) ACADIA will be entitled to sell off and distribute (but not Manufacture or produce except for completion of any work-in-progress, at the election of ACADIA) such terminated Products in such terminated country existing at the date of termination for a period of […***…] from such date on the same terms and conditions amended as necessary as are contained in this Agreement.

(b) ACADIA shall, and hereby does effective upon such termination, grant to Neuren an exclusive, royalty-free, fully-paid license, with rights to grant sublicences, under any ACADIA Improvement or Joint Improvement that is necessary or reasonably useful to make, have made, use, sell, or import such terminated Product in the Field in or for use in such terminated country (excluding any country in which there is a surviving licence as provided under clause 15.7), to make, have made, use, sell, and import such terminated Product in the Field in or for use in such terminated country (excluding any country in which there is a surviving licence as provided under clause 15.7).

(c) ACADIA shall grant Neuren a right to source such terminated Product (or the relevant Compound contained therein) from ACADIA at ACADIA’s Manufacturing Cost for a period of […***…] from the effective date of such termination; provided that the allocation of supply will prioritise ACADIA’s continuing Development and Commercialization (in non-terminated territories, if any) of any such terminated Product (or the relevant Compound contained therein).

(d) following termination of all rights in the Territory with respect to such terminated Product, at the expiry of the […***…] period referred to in clause 23.3(a)(v), in any country in the Territory (excluding any country in which there is a surviving licence as provided under clause 15.7):

(i) ACADIA will cease to sell such terminated Product and will supply to Neuren an inventory of ACADIA’s stocks of the Product at that date verified by an independent accountant (“Inventory”);

(ii) Neuren will be entitled to purchase from ACADIA all or part of the Inventory at prices agreed between Neuren and ACADIA;

(iii) ACADIA will comply with all of the provisions of clause 23.3(a) and (b) that it has not already complied with; and

(iv) Neuren will be required to relabel and repackage materials to remove any ACADIA trademarks, trade dress or other indications of ACADIA origin from such terminated Product, but will be entitled to continue to use the content of the Promotional Materials.

(e) In such terminated Territory (excluding any country in which there is a surviving licence as provided under clause 15.7) and if Neuren so requests, any sublicence granted by ACADIA to any Sub-Licensee shall remain in effect and become a direct licence from Neuren, so long as actions or omissions by the applicable Sub-Licensee did not cause or contribute to such termination and is not then in material breach of its Sub-Licence Agreement and such Sub-Licensee provides to Neuren within […***…] days after such termination of this Agreement a written agreement to be bound as licensee under the terms and conditions of this Agreement as to the field and territory in which such Sub-Licensee has been granted rights under its Sub-Licence Agreement.

(f) Notwithstanding the foregoing and anything else in this Agreement (including without limitation clauses 4.5 and 9(j)(i)), Neuren’s exclusivity obligations with respect to Rett Syndrome and Fragile X Syndrome as set forth in clause 11.1(b) shall survive any termination of this Agreement (including any partial termination of this Agreement or termination of this Agreement in relation to a given territory) with respect to NNZ-2591 Compound or NNZ‑Product for the period described in clause 11.1(b).

23.4 Survival

Clauses 1, 8.2, 10.7(c), 12.2, 13.2, 15.7, 17, 18 (for the period specified therein), 19.2, 19.3(a), 19.4, 19.5, 23, 24, 25, 27, 28, 29 and any other right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

24 Liability, Indemnity and Insurance

24.1 ACADIA and Neuren liability

Subject to the terms and conditions of this Agreement, including clauses 24.2 and 24.3, each party shall be solely responsible for any acts or omissions with respect to the activities or failures to act of such party or its Affiliates, including as follows:

(a) ACADIA will be responsible for the Development, Manufacture, advertising, marketing, distribution or sale of the Compound and each Product in the applicable Field in the Territory and will bear all risk and liability, loss and damage arising from such Development, Manufacture, advertising, marketing, distribution and sale in the applicable Field in the Territory.

(b) Neuren will be responsible for the Development, Manufacture, advertising, marketing, distribution or sale of the Compound and each Product outside the applicable Field or outside the applicable Territory, and will bear all risk and liability, loss and damage arising from such Development, Manufacture, advertising, marketing, distribution and sale outside the applicable Field or outside the applicable Territory.

24.2 Indemnity by ACADIA

ACADIA agrees to indemnify and hold harmless Neuren, each of Neuren’s Affiliates, and each of Neuren’s and Neuren’s Affiliates’ directors, officers, employees, contractors and agents (“Neuren Indemnified Parties”) against all liability, expenses, losses, damages and costs (including reasonable attorneys’ fees and expenses) (“Losses”) incurred by or awarded against any Neuren Indemnified Party as a result of any claim, demand, action, or other proceeding by any Third Party (“Claim”), to the extent arising out of or in connection with:

(a) Claims made in connection with the Compound or any Product Manufactured by ACADIA or any contract manufacturer appointed by ACADIA or in connection with the Development, advertising, marketing, distribution or sale of the

Compound or any Product in the applicable Field in the Territory by ACADIA or its Affiliates or any Sub-Licensee;

(b) Claims made in connection with any clinical trials conducted by ACADIA in relation to any Product in the applicable Field in the Territory;

(c) a breach by ACADIA, its officers, employees, contractors or agents of this Agreement or the Initial Licence;

(d) a breach by ACADIA of any of its warranties or representations contained within this Agreement or the Initial Licence; and

(e) the negligence or wilful misconduct of ACADIA or its officers, employees, contractors or agents in connection with this Agreement or the Initial Licence;

in each case except to the extent caused or contributed to by Neuren’s fraud, negligence or wilful misconduct, and excluding Claims that the possession or use of any Compound, Product or Neuren IP in the applicable Field infringes any Third Party’s Intellectual Property Rights.

24.3 Indemnity by Neuren

Neuren agrees to indemnify and hold harmless ACADIA, each of ACADIA’s Affiliates, and each of ACADIA’s and ACADIA’s Affiliates directors, officers, employees, contractors and agents (“ACADIA Indemnified Parties”) against all Losses incurred by or awarded against any ACADIA Indemnified Party as a result of any Claim, to the extent arising out of or in connection with:

(a) Claims made in connection with the Compound or any Product Manufactured by Neuren or any contract manufacturer appointed by Neuren or in connection with the Development, advertising, marketing, distribution or sale of the Compound or any Product by Neuren or its Affiliates, licensees or sub-licensees outside the applicable Field or pursuant to any rights granted under clause 23.3;

(b) a breach by Neuren, its officers, employees, contractors or agents of this Agreement or the Initial Licence;

(c) a breach by Neuren of any of its warranties or representations contained within this Agreement or the Initial Licence;

(d) the negligence or wilful misconduct of Neuren or its officers, employees, contractors or agents in connection with this Agreement or the Initial Licence; and

(e) any Claims made in connection with the Product to the extent that such claim arises solely from conduct of Neuren which occurred prior to the Commencement Date,

except to the extent caused or contributed to by ACADIA's fraud, negligence or wilful misconduct.

24.4 Indemnification Procedures

Any entity entitled to indemnification under clause 24.2 or 24.3 shall give notice to the indemnifying party of any Losses or Claims that may be subject to indemnification, promptly after learning of such Losses or Claims, and the indemnifying party shall assume the defence of such Claims with counsel reasonably satisfactory to the indemnified party. If such defence is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses or Claims made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses or Claims.

24.5 No liability for consequential loss

Notwithstanding anything else in this Agreement, both parties expressly exclude liability for:

(a) indirect, special, incidental, or consequential loss or damage which may arise in respect of this Agreement; and

(b) loss of profit, business, revenue, goodwill or anticipated savings;

provided, however, that this clause 24.5 shall not be construed to limit either party’s liability for breach of clause 18. For the avoidance of doubt, if a party is required to pay or compensate a Third Party for a loss or damage referred to in clause 24.5(a) or (b) as part of a Claim and that party is entitled to an indemnity from the other party in respect of that claim under clause 24.2 or 24.3, the indemnity shall extend to such loss or damage paid to the Third Party and this clause 24.5 shall not be construed to limit either party’s indemnification obligations in respect of the amounts paid to that Third Party.

24.6 Product recall

(a) In the event of a recall of any Product in the Territory, which shall be done by:

(i) ACADIA with respect to a Trofinetide Product,

(ii) ACADIA with respect to an NNZ-2591 Product in the NNZ-2591 Field; and

(iii) Neuren with respect to an NNZ-2591 Product outside of the NNZ-2591 Field

(such recalling Party, the “Recalling Party”) in the sole discretion of the Recalling Party but in compliance with all applicable laws, rules and regulations, the Recalling Party must pay all costs in association with such recall, including reimbursement for the cost of any faulty Product supplied by such Recalling Party, subject to the parties’ indemnification obligations under this clause 24.

(b) In any case where a party believes that a change in the risk-benefit-ratio of any Product becomes evident or safety actions due to adverse drug reactions seem to be necessary (for example, change of label, product information, special information/warnings to the medical profession, patients or authorities or a Product recall), such party will inform the other party of material details in a timely fashion.

25 Publicity

(a) The parties agree to jointly develop the first public announcements by the parties of the execution of this Agreement on the Commencement Date.

(b) ACADIA may issue subsequent public announcements with respect to its Development and Commercialization of Compounds and Products in the

applicable Field in the Territory; subject to clause 18 and clauses 25(d) and 25(e).

(c) In subsequent public announcements, Neuren shall not include information regarding the Development and Commercialization of Product in the applicable Field in the Territory that is not already in the public domain without the prior written approval of ACADIA, not to be unreasonably withheld.

(d) The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of public announcements or press releases regarding activities with respect to any Product contemplated by this Agreement prior to the issuance of any such announcement or press releases to the extent not previously disclosed in accordance with this clause 25, provided that a party may not unreasonably withhold, condition or delay consent to such announcements or releases, and that either party may issue such press releases or make such disclosures to the SEC pursuant to Form 8-K or pursuant to local fiscal reporting laws, filing regulations and stock exchange disclosure rules or otherwise as it determines, based on advice of counsel, are reasonably necessary to comply with applicable laws, rules or regulations or for appropriate market disclosure.

(e) The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a party with the SEC or as otherwise required by applicable laws, rules or regulations. In addition, following the initial press releases by the parties announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this

Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

26 Force majeure

(a) Any delay in the performance of any of the duties or obligations of either party hereto shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labour disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

(b) This clause 26 does not apply to any obligations to pay money.

27 Notices

27.1 Method

All notices, requests, demands, consents, approvals, offers, agreements or other communications given by a party under or in connection with this Agreement must be:

(a) in writing;

(b) signed by a person duly authorised by the sender or, where transmitted by e‑mail, sent by a person duly authorised by the sender;

(c) directed to the intended recipient’s address (as specified in clause 27.3 or as varied by any notice); and

(d) hand delivered, sent by prepaid post or transmitted by e‑mail to that address.

27.2 Receipt

A Notice given in accordance with this clause is taken as having been given and received:

(a) if hand delivered, on delivery;

(b) if sent by prepaid post:

(i) within Australia or within the United States, on the third Business Day after the date of posting;

(ii) except as provided in clause 27.2(b)(i), on the seventh Business Day after the date of posting; or

(c) if transmitted by e‑mail, on transmission, subject to confirmation of receipt;

but if the delivery or transmission is not on a Business Day or is after 5.00pm (recipient’s time) on a Business Day, the notice is taken to be received at 9.00am (recipient’s time) on the next Business Day.

27.3 Address of parties

Unless varied by notice in accordance with this clause 27, the parties’ addresses and other details are:

Party: Neuren

Attention: […***…]

Address: Suite 201, 697 Burke Road, Camberwell, Victoria, 3124, Australia

E‑mail: […***…]

Party: ACADIA

Attention: Liz Carter, VP, Business Development, Head of Strategic Transactions & Partnering

Address: 12830 El Camino Real, Suite 400, San Diego, California 92130, USA

E‑mail: […***…]

28 Disputes

28.1 No arbitration or court proceedings

If a dispute arises out of or in relation to this Agreement (“Dispute”) no party to the Dispute (“Disputant”) will start arbitration or court proceedings (except proceedings seeking interlocutory relief) unless it has complied with this clause 28. Notwithstanding the foregoing, Disputes within the authority of the JSC as described in clause 5.4(f)(i) or clause 5.4(f)(ii) shall be resolved in the manner provided in clause 5.4(f)(i) or clause 5.4(f)(ii), respectively.

28.2 Notice

A party claiming that a Dispute has arisen must notify each other Disputant in writing giving details of the Dispute and its proposal for a resolution.

28.3 Initial Period

For a […***…] day period after a notice is given, each Disputant must use all reasonable endeavours to resolve the Dispute and the CEO of each Disputant, or their designee, will meet within the first […***…] days of that period with that aim. Such resolution, if any, of a Dispute shall be final and binding on the parties. All negotiations pursuant to this clause 28 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

28.4 Final Resolution

(a) If the CEOs are unable to settle the dispute within the period described in clause 28.3, the matter will be referred to arbitration for final resolution.

(b) The arbitration will be conducted under the ICC Rules of Arbitration of the International Chamber of Commerce as modified by any other instructions that the parties may agree upon at the time.

(c) There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within […***…] days after the initiation of an arbitration proceeding, Neuren shall select one arbitrator and ACADIA shall select one arbitrator, and those two arbitrators shall then select, within […***…] days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such […***…] day period, a third arbitrator shall be appointed by the ICC International Court of Arbitration. Within […***…] days of the appointment of such third arbitrator, the arbitrators shall issue a decision. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

(d) The governing law for the arbitration will be the law of the State of New York and, unless the parties otherwise agree, the forum for the arbitration will be New York City, New York.

(e) The arbitrators’ decision shall be in writing and shall provide a reasoned basis for the resolution of each dispute and for any award.

(f) Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the ICC International Court of Arbitration and the arbitrators.

(g) The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the State of New York. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States or in Australia to the extent required for enforcement purposes.

28.5 Costs

Each Disputant must bear its own costs of complying with this clause 28.

29 General

29.1 Entire agreement

Other than the Prior Confidentiality Agreement, this Agreement constitutes the entire agreement between the parties in relation to its subject matter from and after the Commencement Date. All prior discussions, undertakings, agreements, representations, warranties and indemnities in relation to that subject matter other than the Prior Confidentiality Agreement are replaced by this Agreement and have no further effect from and after the Commencement Date.

29.2 Paramountcy of Agreement

If this Agreement conflicts with any other document, agreement or arrangement between the parties, this Agreement prevails to the extent of the inconsistency.

29.3 No merger

The provisions of this Agreement will not merge on completion of any transaction contemplated in this Agreement and, to the extent any provision has not been fulfilled, will remain in force.

29.4 Amendment

This Agreement may not be amended or varied unless the amendment or variation is in writing signed by all parties.

29.5 Assignment; Change of Control

Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party, except that:

(a) either party may make such assignment without the prior written consent of the other party to an Affiliate (so long as such party shall remain jointly and severally liable with such Affiliate with respect to all obligations so assigned); and

(b) either party may, without the prior written consent of the other party, assign its rights and transfer its duties hereunder to any acquirer of all or substantially all of its business or in the event of such party’s merger, consolidation or involvement in a similar transaction.

If Neuren determines to initiate a Change of Control process or transaction, then prior to initiating any discussions or negotiations with a Third Party, but in any event not later than engaging an advisor or investment banker to advise on a Change of Control, Neuren shall notify ACADIA of its initiation of the process or transaction and allow ACADIA to participate in such process or negotiations on the same terms as applicable to all other participants in such process or transaction.

No assignment will release either party from responsibility for the performance of any accrued obligation of such party hereunder. Any purported assignment in contravention of this clause 29.5 will, at the option of the non-assigning party, be null and void and of no effect. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignee from either of the parties.

29.6 Severability

Part or all of any provision of this Agreement that is illegal or unenforceable will be severed from this Agreement and will not affect the continued operation of the remaining provisions of this Agreement.

29.7 Waiver

Waiver of any power or right under this Agreement:

(a) must be in writing signed by the party entitled to the benefit of that power or right; and

(b) is effective only to the extent set out in that written waiver.

29.8 Rights, remedies additional

Any rights and remedies that a person may have under this Agreement are in addition to and do not replace or limit any other rights or remedies that the person may have.

29.9 Further assurances

Each party must use Commercially Reasonable Efforts to do or cause to be done all things necessary or reasonably desirable to give full effect to this Agreement and the transactions contemplated by it (including, but not limited to, the execution of documents).

29.10 Costs

Each party must bear its own legal, accounting and other costs for the preparation and execution of this Agreement.

29.11 Electronic execution and delivery of Agreement

(a) This Agreement may be electronically executed and each person signing this Agreement may sign a separate counterpart of this Agreement.

(b) A company may execute this Agreement by its authorised representative signing electronically or in wet ink. If execution is under common seal, the fixing of the seal may be observed by electronic means.

(c) A party may deliver its executed counterpart or any other document executed in connection with it by electronic means and the delivery will be deemed to be an effective delivery of an originally executed counterpart.

29.12 Counterparts

This Agreement may be executed in any number of counterparts and all counterparts taken together will constitute one document.

29.13 Initial Licence

The parties agree that upon the Commencement Date, the Initial Licence will be amended and restated as set out in this Agreement. The amendment and restatement will not adversely affect any act or thing that was validly done under the Initial Licence prior to the Commencement Date.

29.14 Governing law and jurisdiction

This Agreement will be governed by and construed in accordance with the laws in force in the State of New York, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law, and each party submits to the exclusive jurisdiction of the courts of the State of New York.

Schedule 1 Fee Schedule

In this Schedule:

Region A	means the EMA Region plus the United Kingdom, Iceland, Norway, Switzerland and Liechtenstein
Region B	means Japan
Region C	means the New Territory other than Region A and Region B

1 Upfront Fee

The Upfront Fee is US$100 million and will be payable by ACADIA to Neuren within 10 Business Days after signing of this Agreement.

For the avoidance of doubt, this Upfront Fee is in addition to the US$10 million Phase II Reimbursement Fee already paid by ACADIA pursuant to the Initial Licence prior to the Commencement Date.

2 Development Milestone Fee

2.1 Trofinetide Compound and Trofinetide Product

Subject to clauses 2.3(c) and 2.3(e) of this Fee Schedule, the Development Milestone Fees in respect of the Trofinetide Compound and Trofinetide Product are as set out in the following table:

Development Milestone – Initial Territory		Development Milestone Fee
1	FDA accepts for review ACADIA’s first Rett Syndrome NDA for a Trofinetide Product in the US	US$10 million
2	ACADIA’s First Commercial Sale of a Trofinetide Product for Rett Syndrome in the US	US$40 million
3	[…***…]	US$[…***…]
4	[…***…]	US$[…***…]
5	[…***…]	US$[…***…]
Development Milestone – New Territory		Development Milestone Fee
1	ACADIA’s First Commercial Sale of a Trofinetide Product for Rett Syndrome in the […***…]	US$35 million

European Markets ([…***…])
2	ACADIA’s First Commercial Sale of a Trofinetide Product for Rett Syndrome in Japan	US$15 million
3	ACADIA’s First Commercial Sale of a Trofinetide Product for a second indication in the […***…] European Markets ([…***…])	US$10 million
4	ACADIA’s First Commercial Sale of a Trofinetide Product for a second indication in Japan	US$3.75 million

2.2 NNZ-2591 Compound and NNZ-2591 Product

Subject to clauses 2.3(c) and 2.3(e) of this Fee Schedule, the Development Milestone Fees in respect of the NNZ-2591 Compound and NNZ-2591 Product are as set out in the following table:

Development Milestone – Initial Territory		Development Milestone Fee
1	[…***…]	US$[…***…]
2	[…***…]	US$[…***…]
3	[…***…]	US$[…***…]
Development Milestone – New Territory		Development Milestone Fee
1	ACADIA’s First Commercial Sale of a NNZ-2591 Product for Rett Syndrome in the […***…] European Markets ([…***…])	US$35 million
2	ACADIA’s First Commercial Sale of a NNZ-2591 Product for Rett Syndrome in Japan	US$15 million
3	ACADIA’s First Commercial Sale of a NNZ-2591 Product for a second indication in the […***…] European Markets ([…***…])	US$10 million
4	ACADIA’s First Commercial Sale of a NNZ-2591 Product for a second indication in Japan	US$3.75 million

2.3 Payment of Development Milestone Fees

(a) The Development Milestone Fee will be payable within […***…] days of the achievement of the relevant Development Milestone.

(b) Subject to clause 2.3(c) of this Schedule, and for the avoidance of doubt, if more than one Development Milestone is reached in any year, the relevant Development Milestone Fee for each of those Development Milestones will be payable in accordance with this Agreement.

(c) If ACADIA develops both a Trofinetide Compound and a NNZ-2591 Compound for the same indication in a given territory, each Development Milestone in respect of that indication in the relevant territory will be payable only once, and not payable for each of a Trofinetide Compound and a NNZ-2591 Compound.

(d) Each Development Milestone Fee will be payable only once, upon first achievement regardless of the number of times such Development Milestone is achieved.

(e) The parties acknowledge that Development Milestones 1 and 2 for the Trofinetide Product in the Initial Territory were achieved prior to the Commencement Date and the relevant Development Milestone Fees in respect of those Development Milestones have been paid.

3 Sales Milestone Fees

3.1 Trofinetide Product

The Sales Milestone Fees in respect of Trofinetide Products are as set out in the following table:

Sales Milestone – Initial Territory		Sales Milestone Fee
1	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in the Initial Territory in that calendar year equals or exceeds US$250 million	US$50 million
2	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in the Initial Territory in that calendar year equals or exceeds US$500 million	US$50 million
3	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in the Initial Territory in that calendar year equals or exceeds US$750 million	US$100 million
4	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in the Initial Territory in that calendar year equals or exceeds US$1,000 million	US$150 million
Sales Milestone – Region A		Sales Milestone Fee

1	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region A in that calendar year equals or exceeds US$[…***…]	US$[…***…]
2	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region A in that calendar year equals or exceeds US$[…***…]	US$[…***…]
3	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region A in that calendar year equals or exceeds US$[…***…]	US$[…***…]
4	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region A in that calendar year equals or exceeds US$[…***…]	US$[…***…]
Sales Milestone – Region B		Sales Milestone Fee
	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region B in that calendar year equals or exceeds US$[…***…]	US$[…***…]
	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region B in that calendar year equals or exceeds US$[…***…]	US$[…***…]
	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region B in that calendar year equals or exceeds US$[…***…]	US$[…***…]
	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region B in that calendar year equals or exceeds US$[…***…]	US$[…***…]
Sales Milestone – Region C		Sales Milestone Fee
	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region C in that calendar year equals or exceeds US$[…***…]	US$[…***…]
	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region C in that calendar year equals or exceeds US$[…***…]	US$[…***…]
	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region C in that calendar year equals or exceeds US$[…***…]	US$[…***…]
	The end of the first calendar year in which the aggregate Net Revenue from all Trofinetide Product in Region C in that calendar year equals or exceeds US$[…***…]	US$[…***…]

3.2 NNZ-2591 Product

The Sales Milestone Fees in respect of NNZ-2591 Products are as set out in the following table:

Sales Milestone – Initial Territory		Sales Milestone Fee
1	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in the Initial Territory in that calendar year equals or exceeds US$250 million	US$50 million
2	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in the Initial Territory in that calendar year equals or exceeds US$500 million	US$50 million
3	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in the Initial Territory in that calendar year equals or exceeds US$750 million	US$100 million
4	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in the Initial Territory in that calendar year equals or exceeds US$1,000 million	US$150 million
Sales Milestone – Region A		Sales Milestone Fee
1	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region A in that calendar year equals or exceeds US$[…***…]	US$[…***…]
2	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region A in that calendar year equals or exceeds US$[…***…]	US$[…***…]
3	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region A in that calendar year equals or exceeds US$[…***…]	US$[…***…]
4	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region A in that calendar year equals or exceeds US$[…***…]	US$[…***…]
Sales Milestone – Region B		Sales Milestone Fee
	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region B in that calendar year equals or exceeds US$[…***…]	US$[…***…]
	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region B in that calendar year equals or exceeds US$[…***…]	US$[…***…]
	The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region B in that calendar year equals or exceeds US$[…***…]	US$[…***…]

The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region B in that calendar year equals or exceeds US$[…***…]	US$[…***…]
Sales Milestone – Region C	Sales Milestone Fee
The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region C in that calendar year equals or exceeds US$[…***…]	US$[…***…]
The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region C in that calendar year equals or exceeds US$[…***…]	US$[…***…]
The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region C in that calendar year equals or exceeds US$[…***…]	US$[…***…]
The end of the first calendar year in which the aggregate Net Revenue from all NNZ‑2591 Product in Region C in that calendar year equals or exceeds US$[…***…]	US$[…***…]

3.3 Payment of Sales Milestone Fees

(a) The Sales Milestone Fee will be payable within […***…] days of the achievement of the relevant Sales Milestone.

(b) Each Sales Milestone Fee will be payable only once, upon first achievement of that Sales Milestone, regardless of the number of times that Sales Milestone is achieved or the number of Products that achieves it.

(c) For the avoidance of doubt:

(i) if more than one Sales Milestone is reached in any year, the relevant Sales Milestone Fee for each of those Sales Milestones will be payable in accordance with this Agreement; and

(ii) if a Sales Milestone is reached for both Trofinetide Product and NNZ-2591 Product in any year, the relevant Sales Milestone Fee for each of those Products will be payable in accordance with this Agreement.

4 Royalties

4.1 Royalty Payments – Trofinetide Product, Initial Territory

Subject to the royalty reductions set forth in clause 4.3 of this Fee Schedule, and during the applicable Exclusivity Period, ACADIA shall pay to Neuren, on a Quarterly basis, a running royalty on aggregate Net Revenues of all countries in the Initial Territory at the following incremental royalty rates calculated on a country-by-country basis on total Net Revenue of all Trofinetide Product in the Initial Territory in the applicable Quarter:

Aggregate Annual Net Revenue – Initial Territory	Royalty Rate
For the portion of aggregate annual Net Revenue of all Trofinetide Product in the Initial Territory less than or equal to Two Hundred and Fifty Million Dollars (US$250,000,000) (i.e. ≤ US$250,000,000)	Ten Percent (10%)

For the portion of aggregate annual Net Revenue of all Trofinetide Product in the Initial Territory greater than Two Hundred and Fifty Million Dollars (US$250,000,000) but less than or equal to Five Hundred Million Dollars (US$500,000,000)

(i.e. > US$250,000,000 but ≤ US$500,000,000)

Twelve Percent (12%)

For the portion of aggregate annual Net Revenue of all Trofinetide Product in the Initial Territory greater than Five Hundred Million Dollars (US$500,000,000) but less than or equal to Seven Hundred and Fifty Million Dollars (US$750,000,000)

(i.e. > US$500,000,000 and ≤ US$750,000,000)

Fourteen Percent (14%)
For the portion of aggregate annual Net Revenue of all Trofinetide Product in the Initial Territory greater than Seven Hundred and Fifty Million Dollars (US$750,000,000) (i.e. > US$750,000,000)	Fifteen Percent (15%)

For example, if the Annual Net Revenue for all Trofinetide Product in the Initial Territory is US$3,000,000, comprised of Annual Net Revenue in the United States of US$2,500,000 and US$500,000 in Mexico. If a Generic Product in respect of that Trofinetide Product is sold in Mexico during such Quarter, then the royalty payable pursuant to this clause 4.1 in Mexico would be subject to the 50% royalty reduction set forth in clause 4.3(a). Total royalties payable on total Annual Net Revenues would be US$275,000 calculated as:

(Annual Net Revenue in the United States (US$2,500,000) multiplied by the applicable royalty rate (10%)) plus

(Annual Net Revenue in Mexico (US$500,000) multiplied by the reduced applicable royalty rate (5%) for such country).

4.2 Royalty Payments – Trofinetide Product, New Territory

During the applicable Exclusivity Period, ACADIA shall pay to Neuren, on a Quarterly basis, a running royalty on aggregate Net Revenues for a given Trofinetide Product in each of Region A, Region B and Region C in the Territory at the following incremental royalty rates calculated on a Region-by-Region basis on total Net Revenue of all Trofinetide Product in that Region in the applicable Quarter:

Aggregate Annual Net Revenue – Region A, Region B and Region C in the New Territory	Royalty Rate
For the portion of aggregate annual Net Revenue of all Trofinetide Product in the relevant Region less than or equal to […***…]	Region A: […***…] Percent ([…***…]%) Region B: […***…] Percent ([…***…]%) Region C: […***…] Percent ([…***…]%)

Aggregate Annual Net Revenue – Region A, Region B and Region C in the New Territory	Royalty Rate
For the portion of aggregate annual Net Revenue of all Trofinetide Product in the relevant Region greater than […***…] but less than or equal to […***…]	Region A: […***…] Percent ([…***…]%) Region B: […***…] Percent ([…***…]%) Region C: […***…] Percent ([…***…]%)
For the portion of aggregate annual Net Revenue of all Trofinetide Product in the relevant Region greater than […***…]	Region A: […***…] Percent ([…***…]%) Region B: […***…] Percent ([…***…]%) Region C: […***…] Percent ([…***…]%)

4.3 Royalty Reduction – Trofinetide Product

(a) Generic Entry. The royalty rates set forth in clauses 4.1 of this Fee Schedule that are applied to the Net Revenue of Trofinetide Product in a country shall be reduced by […***…]% if a Generic Product in respect of that Trofinetide Product is sold in such country, beginning in the first Quarter during which such Generic Product is sold in such country.

(b) Third Party Licences. ACADIA shall be responsible for paying the licence fees, royalties, and milestones with respect to Third Party licences for intellectual property that ACADIA reasonably believes are necessary or reasonably useful for the Development, Manufacturing or Commercialization of the Trofinetide Product in the Territory. For such Third Party licences, ACADIA will be entitled to deduct up to […***…]% of all such amounts due to such Third Party from Royalties payable to Neuren pursuant to clauses 4.1 of this Fee Schedule.

4.4 Royalty Payments – NNZ-2591 Product, Initial Territory

Subject to the royalty reductions set forth in clause 4.6 of this Fee Schedule, and during the applicable Exclusivity Period, ACADIA shall pay to Neuren, on a Quarterly basis, a running royalty on aggregate Net Revenues of all countries in the Initial Territory at the following incremental royalty rates calculated on a country-by-country basis on total Net Revenue of all NNZ-2591 Product in the Initial Territory in the applicable Quarter:

Aggregate Annual Net Revenue – Initial Territory	Royalty Rate
For the portion of aggregate annual Net Revenue of all NNZ‑2591 Product in the Initial Territory less than or equal to Two Hundred and Fifty Million Dollars (US$250,000,000) (i.e. ≤ US$250,000,000)	Ten Percent (10%)

For the portion of aggregate annual Net Revenue of all NNZ‑2591 Product in the Initial Territory greater than Two Hundred and Fifty Million Dollars (US$250,000,000) but less than or equal to Five Hundred Million Dollars (US$500,000,000)

(i.e. > US$250,000,000 but ≤ US$500,000,000)

Twelve Percent (12%)

Aggregate Annual Net Revenue – Initial Territory	Royalty Rate

For the portion of aggregate annual Net Revenue of all NNZ‑2591 Product in the Initial Territory greater than Five Hundred Million Dollars (US$500,000,000) but less than or equal to Seven Hundred and Fifty Million Dollars (US$750,000,000)

(i.e. > US$500,000,000 and ≤ US$750,000,000)

Fourteen Percent (14%)
For the portion of aggregate annual Net Revenue of all NNZ‑2591 Product in the Initial Territory greater than Seven Hundred and Fifty Million Dollars (US$750,000,000) (i.e. > US$750,000,000)	Fifteen Percent (15%)

For example, if the Annual Net Revenue for NNZ‑2591 Product in the Initial Territory is US$3,000,000, comprised of Annual Net Revenue in the United States of US$2,500,000 and US$500,000 in Mexico. If a Generic Product in respect of that NNZ‑2591 Product is sold in Mexico during such Quarter, then the royalty payable pursuant to this clause 4.4 in Mexico would be subject to the 50% royalty reduction set forth in clause 4.3(a). Total royalties payable on total Annual Net Revenues would be US$275,000 calculated as:

(Annual Net Revenue in the United States (US$2,500,000) multiplied by the applicable royalty rate (10%)) plus

(Annual Net Revenue in Mexico (US$500,000) multiplied by the reduced applicable royalty rate (5%) for such country).

4.5 Royalty Payments – NNZ-2591 Product, New Territory

During the applicable Exclusivity Period, ACADIA shall pay to Neuren, on a Quarterly basis, a running royalty on aggregate net revenues for all NNZ‑2591 Product in Region A, Region B and Region C in the Territory at the following incremental royalty rates calculated on a Region-by-Region basis on total Net Revenue of all NNZ-2591 Product in that Region in the applicable Quarter:

Aggregate Annual Net Revenue – Region A, Region B and Region C in the New Territory	Royalty Rate
For the portion of aggregate annual Net Revenue of all NNZ-2591 Product in the relevant Region less than or equal to […***…]	Region A: […***…] Percent ([…***…]%) Region B: […***…] Percent ([…***…]%) Region C: […***…] Percent ([…***…]%)
For the portion of aggregate annual Net Revenue of all NNZ-2591 Product in the relevant Region greater than […***…] but less than or equal to […***…]	Region A: […***…] Percent ([…***…]%) Region B: […***…] Percent ([…***…]%) Region C: […***…] Percent ([…***…]%)
For the portion of aggregate annual Net Revenue of all NNZ-2591 Product in the relevant Region greater than […***…]	Region A: […***…] Percent ([…***…]%) Region B: […***…] Percent ([…***…]%) Region C: […***…] Percent ([…***…]%)

4.6 Royalty Reduction – NNZ‑2591 Product

(a) Generic Entry. The royalty rates set forth in clauses 4.4 of this Fee Schedule that are applied to the Net Revenue of NNZ‑2591 Product in a country shall be reduced by […***…]% if a Generic Product in respect of that NNZ‑2591 Product is sold in such country, beginning in the first Quarter during which such Generic Product is sold in such country.

(b) Third Party Licences. ACADIA shall be responsible for paying the licence fees, royalties, and milestones with respect to Third Party licences for intellectual property that ACADIA reasonably believes are necessary or reasonably useful for the Development, Manufacturing or Commercialization of the NNZ‑2591 Product in the Territory. For such Third Party licences, ACADIA will be entitled to deduct up to […***…]% of all such amounts due to such Third Party from Royalties payable to Neuren pursuant to clause 4.4 of this Fee Schedule.

5 Sub-Licensee Fee

5.1 Sub-Licensee Fee –in New Territory

If:

(a) ACADIA appoints a Sub-Licensee for any Product in a country or region in the New Territory pursuant to a sub-licence agreement executed during the two year period commencing on the Commencement Date, and

(b) ACADIA receives from the Sub-Licensee any:

(i) upfront fee; or

(ii) pre-launch milestone fee (including any first commercial sale milestone fee),

(collectively, Relevant Fees),

ACADIA will pay to Neuren a percentage of the Relevant Fees, as set out in the following table:

When sub-licence agreement is executed	Neuren percentage of Relevant Fees
During the 12 month period commencing on the Commencement Date and ending on the day prior to the first anniversary the Commencement Date	[…***…]%
During the 12 month period commencing on the first anniversary of the Commencement Date and ending on the day prior to the second anniversary of the Commencement Date	[…***…]%

5.2 Credit of Sub-Licensee Fee

Any Sub-Licensee Fee paid by ACADIA to Neuren under clause 5.1 in respect of any Product in any country or region of the New Territory will be credited against any Development Milestones, Sales Milestones or Royalty payments payable by ACADIA to Neuren for that Product in that country or region of the New Territory.

Schedule of Patents and Patent Applications

1 Part A –Trofinetide Patents

Territory	Patent number	Title	Filing	Grant date
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

Territory	Application number	Title	International Filing Date
[…***…]	[…***…]	[…***…]	[…***…]

2 Part B – NNZ‑2591 Patents

Territory	Patent number	Title	Filing	Grant date
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

Territory	Application number	Title	International Filing Date
[…***…]	[…***…]	[…***…]	[…***…]

EXHIBIT A - DEFINITION OF COMPOUND

[…***…]

Signing Page

EXECUTED as an agreement

EXECUTED by NEUREN PHARMACEUTICALS LIMITED by its duly authorised signatory:	) ) )

/s/ Jon Pilcher
Signature of authorised signatory

Jon Pilcher
Full name of authorised signatory (print)

EXECUTED by ACADIA PHARMACEUTICALS INC. by its duly authorised signatory:	) ) )

/s/ Steve Davis
Signature of authorised signatory

Steve Davis
Full name of authorised signatory (print)